MASTER AGREEMENT

                          Dated as of August 31, 1999

                                     among

                       CORRECTIONAL SERVICES CORPORATION,

                          as a Lessee and as Guarantor,

           CERTAIN SUBSIDIARIES OF CORRECTIONAL SERVICES CORPORATION

              THAT ARE OR MAY HEREAFTER BECOME PARTY HERETO,

                                 as Lessees

          CERTAIN SUBSIDIARIES OF CORRECTIONAL SERVICES CORPORATION,

                            as Subsidiary Guarantors

                   ATLANTIC FINANCIAL GROUP, LTD., as Lessor

                CERTAIN FINANCIAL INSTITUTIONS PARTIES HERETO,

                                   as Lenders

                       SUMMIT BANK, as Syndication Agent

                                      and

           SUNTRUST BANK, NASHVILLE, N.A., as Documentation Agent


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                              	TABLE OF CONTENTS



ARTICLE I.     DEFINITIONS; INTERPRETATION	                              1

ARTICLE II.	   ACQUISITIONS; CONSTRUCTION AND LEASE;
               FUNDINGS; NATURE OF TRANSACTION	                          2
               SECTION 2.1	     Agreement to Acquire,Construct, Fund
                                and Lease	                               2

               SECTION 2.2	     Fundings of Purchase Price,
                                Development Costs and Construction Costs	2
SECTION 2.3	   Funded Amounts and Interest and Yield
               Thereon	                                                  6
SECTION 2.4	   Lessee Owner for Tax Purposes	                            7
SECTION 2.5	   Amounts Due Under Lease                                  	7

ARTICLE III.	  CONDITIONS PRECEDENT; DOCUMENTS	                          8
               SECTION 3.1	   Conditions to the Obligations of the
                              Funding Parties on each Closing Date      	8
               SECTION 3.2   	Additional Conditions for the Initial
                              Closing Date	                             13
               SECTION 3.3	   Conditions to the Obligations of Lessee   15
               SECTION 3.4	   Conditions to the Obligations of the
                              Funding Parties on each Funding Date      16
               SECTION 3.5	   Completion Date Conditions                18
               SECTION 3.6	   Addition of Lessees	                      20
               SECTION 3.7	   Certain Post Closing Matters	             21

ARTICLE IV.	   REPRESENTATIONS                                         	21
               SECTION 4.1	   Representations of Obligors               21
               SECTION 4.2	   Survival of Representations and
                              Effect of Fundings	                       34
               SECTION 4.3	   Representations of the Lessor	            34
               SECTION 4.4	   Representations of each Lender	           37

ARTICLE V.	COVENANTS OF COMPANY AND THE LESSOR	                         38
               SECTION 5.1	   Affirmative Covenants                     38
               SECTION 5.2	   Regulations T, U and X	                   56
               SECTION 5.3	   Further Assurances                       	56
               SECTION 5.4	   Additional Required Appraisals	           56
               SECTION 5.5	   Lessor's Covenants                        57

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ARTICLE VI.	TRANSFERS BY LESSOR AND LENDERS	                            59
               SECTION 6.1	   Lessor Transfers and Replacement	         59
               SECTION 6.2	   Lender Transfers                          59

ARTICLE VII.	INDEMNIFICATION
61
               SECTION 7.1	   General Indemnification	                  61
               SECTION 7.2	   Environmental Indemnity	                  63
               SECTION 7.3	   Proceedings in Respect of Claims          64
               SECTION 7.4   	General Tax Indemnity                    	66
               SECTION 7.5	   Increased Costs, etc.                    	72
               SECTION 7.6	   End of Term Indemnity
80
               SECTION 7.7	   Guarantee
81

ARTICLE VIII.	MISCELLANEOUS
85
               SECTION 8.1	   Survival of Agreements                    85
               SECTION 8.2	   Notices	                                  85
               SECTION 8.3	   Counterparts                             	85
               SECTION 8.4   	Amendments	                               85
               SECTION 8.5	   Headings, etc.	                           87
               SECTION 8.6	   Parties in Interest	                      87
               SECTION 8.7	   GOVERNING LAW	                            87
               SECTION 8.8	   Expenses	                                 87
               SECTION 8.9	   Severability	                             88
               SECTION 8.10	  Liabilities of the Funding Parties
88
               SECTION 8.11	  Submission to Jurisdiction; Waivers	      88
               SECTION 8.12	  Liabilities of the Syndication Agent	     89
               SECTION 8.13	  Intercreditor Agreement	                  89

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                              MASTER AGREEMENT


     THIS MASTER AGREEMENT, dated as of August 31, 1999 (as it may be amended or modified from time to time in accordance with the provisions hereof, this "Master Agreement"), is among CORRECTIONAL SERVICES CORPORATION, a Delaware corporation (the "Company"), certain Subsidiaries of the Company that are or may hereafter become parties hereto as lessees pursuant to Section 3.6 (individually, together with the Company in its capacity as a lessee, a "Lessee" and collectively the "Lessees"), as Lessees, each of the Subsidiaries of the Company identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereto (individually, a "Subsidiary Guarantor" and collectively, the "Subsidiary Guarantors"), ATLANTIC FINANCIAL GROUP, LTD., a Texas limited partnership (the "Lessor"), certain financial institutions parties hereto as lenders (together with any other financial institution that becomes a party hereto as a lender, collectively referred to as "Lenders" and individually as a "Lender"), SUMMIT BANK, a New Jersey banking corporation, as syndication agent for the Lenders (in such capacity, the "Syndication Agent") and SUNTRUST BANK, NASHVILLE, N.A., a national banking association, as documentation agent (in such capacity, the "Documentation Agent").

                           PRELIMINARY STATEMENT

     In accordance with the terms and provisions of this Master Agreement, the Lease, the Loan Agreement and the other Operative Documents, (i) the Lessor contemplates acquiring Land and, in certain cases, the Buildings thereon identified by the Company from time to time, and leasing such Land and Buildings thereon to a Lessee, (ii) the Company, as Construction Agent for the Lessor, wishes, in certain instances, to construct Buildings on Land for the Lessor and, when completed, the related Lessee wishes to lease such Buildings from the Lessor as part of the Leased Properties under the Lease, (iii) the Company, as agent, wishes to obtain, and the Lessor is willing to provide, funding for the acquisition of the Land and Buildings, or, in certain instances, the construction of Buildings, and (iv) the Lessor wishes to obtain, and Lenders are willing to provide, from time to time, financing of a portion of the funding of the acquisition of the Land and Buildings and, if applicable, the construction of the Buildings.

     In consideration of the mutual agreements contained in this Master Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                	 ARTICLE I.
                        	DEFINITIONS; INTERPRETATION

     Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Master Agreement.

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                                 	ARTICLE II.
     	ACQUISITIONS; CONSTRUCTION AND LEASE; FUNDINGS; NATURE OF TRANSACTION

     SECTION 2.1     Agreement to Acquire, Construct, Fund and Lease.

           (a) Land.

           Subject to the terms and conditions of this Master Agreement, with respect to each parcel of Land identified by the Company, on the related Closing Date (i) the Lessor agrees to acquire such interest in the related Land, and any Building thereon, from the applicable Seller as is transferred, sold, assigned and conveyed to the Lessor pursuant to the applicable Purchase Agreement or to lease such interest in the related Land, and any Building thereon, from the applicable Ground Lessor as is leased to the Lessor pursuant to the applicable Ground Lease, (ii) the Lessor hereby agrees to lease, or sublease, as the case may be, such Land and any Building thereon to the related Lessee pursuant to the Lease, and (iii) the related Lessee hereby agrees to lease, or sublease, as the case may be, such Land, and any Building thereon, from the Lessor pursuant to the Lease.

           (b) Building.

           With respect to each parcel of Land on which a Building is to be constructed, subject to the terms and conditions of this Master Agreement, from and after the Closing Date relating to such Land (i) the Construction Agent agrees, pursuant to the terms of the Construction Agency Agreement, to construct and install the Building on such Land for the Lessor prior to the Scheduled Construction Termination Date, (ii) the Lenders and the Lessor agree to fund the costs of such construction and installation (and interest and yield thereon), (iii) the Lessor shall lease, or sublease, as the case may be, such Building as part of such Leased Property to the related Lessee pursuant to the Lease, and (iv) the related Lessee shall lease, or sublease, as the case may be, such Building from the Lessor pursuant to the Lease.

     SECTION 2.2 Fundings of Purchase Price, Development Costs and Construction Costs.

           (a) Initial Funding and Payment of Purchase Price for Land and Development Costs on Closing Date.


     Subject to the terms and conditions of this Master Agreement, on the Closing Date for any Land, and any Building thereon, each Lender shall make available to the Lessor its initial Loan with respect to such Land, and any Building thereon, in an amount equal to the product of such Lender's Commitment Percentage times the purchase price for the Land, and any Building thereon, and the development, transaction and closing costs incurred by the Construction Agent, as agent, through such Closing Date (the "Acquisition Costs" for such Land and Building, if any), which funds the Lessor shall use, together with the Lessor's own funds in an amount equal to the product of the Lessor's Commitment Percentage times the Acquisition

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Costs for the related Land and any Building thereon, to purchase the Land, and any Building thereon, from the applicable Seller pursuant to the appli-cable Purchase Agreement orlease the Land and any Building thereon, from the applicable Ground Lessor pursuant to the applicable Ground Lease, as the case may be, and to pay to the Construction Agent the amount of such development, transaction and closing costs, and the Lessor shall lease, or sublease, as the case may be, such Land to the related Lessee pursuant to the Lease.

           (b) Subsequent Fundings and Payments of Construction Costs during Construction Term.

     Subject to the terms and conditions of this Master Agreement, if a Building is to be constructed on Land, on each Funding Date following the Closing Date for each such parcel of Land until the related Construction Term Expiration Date, (i) each Lender shall make available to the Lessor a Loan in an amount equal to the product of such Lender's Commitment Percentage times the amount of Funding requested by the Construction Agent for such Funding Date, which funds the Lessor hereby directs each Lender to pay over to the Construction Agent as set forth in paragraph (d), and (ii) the Lessor shall pay over to the Construction Agent its own funds (which shall constitute a part of, and an increase in, the Lessor's Invested Amount with respect to such Leased Property) in an amount equal to the product of the Lessor's Commitment Percentage times the amount of Funding requested by the Construction Agent for such Funding Date.

           (c) Aggregate Limits on Funded Amounts.

           The aggregate amount that the Funding Parties shall be committed to provide as Funded Amounts under this Master Agreement and the Loan Agreement shall not exceed (x) with respect to each Leased Property, the costs of purchase and construction of such Leased Property and the related development, transaction, closing and financing costs, or (y) $45,000,000 in the aggregate for all Leased Properties. The aggregate amount that any Funding Party shall be committed to fund under this Master Agreement and the Loan Agreement shall not exceed the lesser of (i) such Funding Party's Commitment and (ii) such Funding Party's Commitment Percentage of the
aggregate Fundings requested under this Master Agreement.   The aggregate
amount that the Funding Parties shall be committed to provide as Funded Amounts under this Master Agreement and the Loan Agreement for Land on which no Construction has commenced is $7,500,000. The Funding Parties shall have no obligation to make a Funding for Pre-Development Costs (other than for the acquisition of vacant Land to the extent set forth in the foregoing sentence) with respect to any Leased Property until such time as Construction has commenced with respect to such Leased Property.

           (d) Notice, Time and Place of Fundings.

           With respect to each Funding, a Lessee or the Construction Agent, as the case may be, shall give the Lessor and the Syndication Agent an irrevocable prior telephone (followed within one Business Day with written) or written notice not later than 11:00 a.m., New York, New York time, at least

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three Business Days prior to the proposed Closing Date or other Funding Date, as the case may be, pursuant, in each case, to a Funding Request in the form of Exhibit A (a "Funding Request"), specifying the Closing Date or subsequent Funding Date, as the case may be, the amount of Funding requested, whether such Funding shall be a LIBOR Advance or a Base Rate Advance or a combination thereof and the Rent Period(s) therefor. All documents and instruments required to be delivered on such Closing Date pursuant to this Master Agreement shall be delivered at the offices of Wolff & Samson, P.A., 5 Becker Farm Road, Roseland, New Jersey 07068, or at such other location as may be determined by the Lessor, the Construction Agent and the Syndication Agent. Each Funding shall occur on a Business Day and shall be in an amount equal to $250,000 or an integral multiple of $100,000 in excess thereof, with a maximum of eight Fundings per month. All remittances made by any Lender and the Lessor for any Funding shall be made in immediately available funds by wire transfer to or, as is directed by, the Construction Agent, with receipt by the Construction Agent not later than 12:00 noon, New York, New York time, on the applicable Funding Date, upon satisfaction or waiver of the conditions precedent to such Funding set forth in Section 3; such funds shall (1) in the case of the initial Funding on a Closing Date, be used to pay the purchase price to the applicable Seller for the related Land and pay development, transaction and closing costs related to such Land, and (2) in the case of each subsequent Funding be paid to the Construction Agent, for the payment or reimbursement of Construction costs or Pre-Development Costs related to a Leased Property for which Construction has commenced incurred through such Funding Date and not previously paid or reimbursed.

           (e) Lessee's Deemed Representation for Each Funding.

           Each Funding Request by a Lessee or the Construction Agent shall be deemed a reaffirmation of each Lessee's indemnity obligations in favor of the Indemnitees under the Operative Documents and a representation and warranty by such Lessee or the Construction Agent, as the case may be, to the Lessor, the Syndication Agent and the Lenders that on the proposed Closing Date or Funding Date, as the case may be, (i) the amount of Funding requested represents amounts owing in respect of the purchase price of the related Land, and any Building thereon, and development, transaction and closing costs in respect of the Leased Property (in the case of the initial Funding on a Closing Date) or amounts that are then due to third parties in respect of the Construction or Pre-Development Costs related to a Leased Property for which Construction has commenced, or amounts paid by the Construction Agent to third parties in respect of the Construction or Pre-Development Costs related to a Leased Property for which Construction has commenced for which the Construction Agent has not previously been reimbursed by a Funding (in the case of any Funding), (ii) no Event of Default or Potential Event of Default exists, (iii) the representations and warranties of the Company and each Lessee set forth in Section 4.1 are true and correct in all material respects as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (iv) the amount of such Funding, plus the outstanding Funded Amounts related to the related Leased Property does not exceed the Construction Budget for such Leased Property.

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           (f) Not Joint Obligations.

           Notwithstanding anything to the contrary set forth herein or in the other Operative Documents, each Lender's and the Lessor's commitments shall be several, and not joint. In no event shall any Funding Party be obligated to fund an amount in excess of such Funding Party's Commitment Percentage of any Funding, or to fund amounts in the aggregate in excess of such Funding Party's Commitment.

           (g) Non-Pro Rata Fundings.

     Notwithstanding anything to the contrary set forth in this Master Agreement, at the Syndication Agent's option, Fundings may be made by drawing on the Lessor's Commitment until such Commitment is fully funded before drawing on the Lenders' Commitments. In such event, when the Lessor's Commitment is fully funded, the Lenders will fund, on a pro rata basis as among themselves, 100% of the amount of the Fundings thereafter, provided that, in no event will the Lessor's Invested Amount be less than 3% of the aggregate Funded Amounts. In no event shall any Funding Party have any obligation to fund any amount hereunder in excess of the amount of such Funding Party's Commitment.

           (h) Facility Fee.

           Company shall pay to the Syndication Agent, for the ratable benefit of each Funding Party based upon its unfunded portion of the aggregate Commitments, a facility fee (the "Facility Fee") for the period commencing on the date hereof to and including the Lease Termination Date payable quarterly in arrears on each Quarterly Payment Date, and on the Lease Termination Date in an amount equal to (i) the Facility Fee Percentage, times (ii) the aggregate of the Commitments less the Funded Amounts outstanding, times (iii) 1/360 times (iv) the number of days from and including the date hereof (in the case of the first Quarterly Payment Date) or the immediately preceding Quarterly Payment Date (in the case of each other Quarterly Payment Date) to, but excluding, such Quarterly Payment Date. The Facility Fee Percentage shall be at "Level II" in the following table for a period of six months following the Initial Closing Date. Thereafter, the Facility Fee Percentage shall change on the fifth Business Day following receipt by the Syndication Agent of a Compliance Certificate of the Company demonstrating that the ratio of the consolidated Indebtedness of the Company and its Subsidiaries to Adjusted EBITDA as at the last day of the immediately preceding fiscal quarter of the Company shall be at a different level in the table below, whereupon the Facility Fee Percentage shall be reduced or increased to the applicable percentage set forth in such table. Notwithstanding the foregoing, the Facility Fee Percentage shall not be reduced at any time during which an Event of Default shall have occurred and be continuing):



Level I   Ratio of Indebtedness to Adjusted EBITDA    Facility Fee Percentage
                          >3.75:1                              .500%
                           -
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Level II                  >3.75:1                              .375%


     SECTION 2.3 Funded Amounts and Interest and Yield Thereon.

           (a) The Lessor's Invested Amount for any Leased Property outstanding from time to time shall accrue yield ("Yield") at the Lessor Rate, computed using the actual number of days elapsed and a 360 day year. If all or a portion of the principal amount of or yield on the Lessor's Invested Amounts shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lessor under the Lease, to the maximum extent permitted by law, accrue yield at the Overdue Rate, from the date of nonpayment until paid in full (both before and after judgment).

           (b) Each Lender's Funded Amount for any Leased Property outstanding from time to time shall accrue interest as provided in the Loan Agreement.

           (c) During the Construction Term with respect to any Leased Property, in lieu of the payment of accrued interest, on each Payment Date, each Lender's Funded Amount in respect of a Construction Land Interest shall automatically be increased by the amount of interest accrued and unpaid on the related Loans pursuant to the Loan Agreement during the Rent Period ending immediately prior to such Payment Date (except to the extent that at any time such increase would cause such Lender's Funded Amount to exceed such Lender's Commitment, in which event the related Lessee shall pay such excess amount to such Lender in immediately available funds on such Payment Date). Similarly, in lieu of the payment of accrued Yield, on each Payment Date, the Lessor's Invested Amount in respect of a Construction Land Interest shall automatically be increased by the amount of Yield accrued on the Lessor's Invested Amount in respect of such Leased Property during the Rent Period ending immediately prior to such Payment Date (except to the extent that at any time such increase would cause the Lessor's Invested Amount to exceed the Lessor's Commitment, in which event the related Lessee shall pay such excess amount to the Lessor in immediately available funds on such Payment Date). Such increases in Funded Amounts shall occur without any disbursement of funds by the Funding Parties.


           (d) Three Business Days prior to the last day of each Rent
Period, the Company shall deliver (which delivery may be by facsimile) to the Lessor and the Syndication Agent a notice substantially in the form of Exhibit I (each, a "Payment Date Notice"), appropriately completed, specifying the allocation of the Funded Amounts related to such Rent Period to LIBOR Advances and Base Rate Advances and the Rent Periods therefor, provided that no such allocation to LIBOR Advances shall be in an amount less than $1,000,000 and provided, further, that any LIBOR Advance made in respect of a Construction Land Interest shall have a Rent Period of one month. Each such Payment Date Notice shall be irrevocable. If no such notice is given, the Funded Amounts

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shall be allocated to a LIBOR Advance with a Rent Period of three (3) months.

     SECTION 2.4 Lessee Owner for Tax Purposes.

     With respect to each Leased Property, it is the intent of the Lessees and the Funding Parties that for federal, state and local tax and commercial law purposes the Lease shall be treated as the repayment and security provisions of a loan by the Lessor to the Lessees, and that the related Lessee shall be treated as the legal and beneficial owner entitled to any and all benefits of ownership of such Leased Property and all payments of Basic Rent during the Lease Term shall be treated as payments of interest and principal.
 Each Lessee and each Funding Party agree to file tax returns consistent with such intent. Nevertheless, each Lessee and the Guarantor acknowledges and agrees that no Funding Party or any other Person has made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of the Operative Documents and that each Lessee and the Guarantor has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein.

     SECTION 2.5  Amounts Due Under Lease.

     With respect to each Leased Property, anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessees and the Funding Parties that: (i) subject to clauses (ii) and (iii) below, the amount and timing of Basic Rent due and payable from time to time from the related Lessee under the Lease shall be equal to the aggregate payments due and payable with respect to interest on the Loans in respect of such Leased Property and Yield on the Lessor's Invested Amounts in respect of such Leased Property on each Payment Date; (ii) if the related Lessee elects the Purchase Option with respect to a Leased Property or becomes obligated to purchase such Leased Property under the Lease, the Funded Amounts in respect of such Leased Property, all interest and Yield thereon and all other obligations of the related Lessee owing to the Funding Parties in respect of such Leased Property shall be paid in full by Lessee, (iii) if the Lessees properly elect the Remarketing Option, the Lessees will only be required to pay the Recourse Deficiency Amount and the other amounts required to be paid pursuant to
Section 14.6 of the Lease, which amounts shall be used to pay the principal of the A Loans, and the Lessees shall only be required to pay to the Lenders the principal amount of the B Loans and to the Lessor the Lessor's Invested Amounts, to the extent of the proceeds of the sale of the Leased Properties in accordance with Section 14.6 of the Lease; and (iv) upon an Event of Default resulting in an acceleration of the Lessees' obligation to purchase the Leased Properties under the Lease, the amounts then due and payable by the Lessees under the Lease shall include all amounts necessary to pay in full the Loans, and accrued interest thereon, the Lessor's Invested Amounts and accrued Yield thereon and all other obligations of the Lessees owing to the Funding Parties pursuant to the Operative Documents.

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                             	ARTICLE III.
	                   CONDITIONS PRECEDENT; DOCUMENTS

     SECTION 3.1 Conditions to the Obligations of the Funding Parties on each Closing Date.

     The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on the Closing Date with respect to any Leased Property shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel) on or prior to such Closing Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.1 which are required to be performed by such Funding Party:

           (a) Documents.

           The following documents shall have been executed and delivered by the respective parties thereto:

           (i) Deed and Purchase Agreement.

     The related original Deed duly executed by the applicable Seller and in recordable form, and, except with respect to the Leased Properties being acquired on the Initial Closing Date, copies of the related Purchase Agreement, assigned to the Lessor, shall each have been delivered to the Syndication Agent by the Company, with copies thereof to each other Funding Party or the related Ground Lease assigned to the Lessor shall have been delivered to the Syndication Agent, with copies thereof to each other Funding Party, as applicable (it being understood, that each Purchase Agreement and each Ground Lease shall be reasonably satisfactory in form and substance to the Lessor and the Syndication Agent).

           (ii) Lease Supplement; Supplement to Construction Agency
Agreement.

     The original of the related Lease Supplement, duly executed by the related Lessee and the Lessor and in recordable form, shall have been delivered to the Syndication Agent by such Lessee. If applicable, on or prior to the Closing Date of each parcel of Land, the original of the related Supplement to Construction Agency Agreement, duly executed by the Construction Agent and the Lessor, shall have been delivered to the Syndication Agent by the Construction Agent.

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           (iii) Mortgage or Deed of Trust and Assignment of Lease
and Rents.

     Counterparts of the Mortgage or Deed of Trust, as the case may be, (substantially in the form of Exhibit D-1 or D-2, as the case may be, attached hereto), duly executed by the Lessor and in recordable form, shall have been delivered to the Syndication Agent (which Mortgage or Deed of Trust, as the case may be, shall, subject to Section 3.7, secure the aggregate Commitments, unless such mortgage is subject to a tax based on the amount of indebtedness secured thereby, in which case the amount secured will be limited to debt in an amount equal to 125% of the projected cost of acquisition and construction of such Leased Property); and the Assignment of Lease and Rents (substantially in the form of Exhibit B attached hereto) in recordable form, duly executed by the Lessor, shall have been delivered to the Syndication Agent by the Lessor.

           (iv) Security Agreement and Assignment.

     If Buildings are to be constructed on the Land, counterparts of the Security Agreement and Assignment (substantially in the form of Exhibit C attached hereto), duly executed by the Construction Agent, with an acknowledgment and consent thereto satisfactory to the Lessor and the Syndication Agent duly executed by the related General Contractor and the related Architect, as applicable, and complete copies of the related Construction Contract and the related Architect's Agreement certified by the Construction Agent, shall have been delivered to the Lessor and the Syndication Agent (it being understood and agreed that if no related Construction Contract or Architect's Agreement exists on such Closing Date, such delivery shall not be a condition precedent to the Funding on such Closing Date, and in lieu thereof the Construction Agent shall deliver complete copies of such Security Agreement and Assignment and consents concurrently with the Construction Agent's entering into such contracts).

           (v) Survey.

     The related Lessee shall have delivered, or shall have caused to be delivered, to the Lessor and the Syndication Agent, at such Lessee's expense, an accurate survey certified to the Lessor and the Syndication Agent in a form reasonably satisfactory to the Lessor and the Syndication Agent and showing no state of facts unsatisfactory to the Lessor or the Syndication Agent and prepared within ninety (90) days of such Closing Date (or such other time period agreed to by the Lessor and the Syndication Agent) by a Person reasonably satisfactory to the Lessor and the Syndication Agent. Such survey shall (1) be acceptable to the Title Insurance Company for the purpose of providing extended coverage to the Lessor and a lender's comprehensive endorsement to the Syndication Agent, (2) show no encroachments on such Land by structures owned by others, and no encroachments from any part of such Leased Property onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to the Lessor, the Syndication Agent or the

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Title Insurance Company, and be reasonably acceptable to each such Person.

           (vi) Title and Title Insurance.

     On such Closing Date, the Lessor shall receive from a title insurance company acceptable to the Lessor and the Syndication Agent an ALTA Owner's Policy of Title Insurance issued by such title insurance company and the Syndication Agent shall receive from such title insurance company an ALTA Mortgagee's Policy of Title Insurance issued by such title insurance company, in each case, in the amount of the projected cost of acquisition and construction of such Leased Property, reasonably acceptable in form and substance to the Lessor (in the case of the ALTA Owner's Policy of Title Insurance) and the Syndication Agent, respectively (collectively, the "Title Policy"). Notwithstanding the foregoing, in the case of Land on which Construction is not expected to commence until three or more months after the acquisition of such Land, the amount of the Title Policy shall be equal to the Acquisition Costs for such Land; prior to the commencement of Construction on any such Land, the Construction Agent shall deliver a bring down and amendment to such Title Policy increasing the amount thereof to the sum of the Acquisition Costs and the projected cost of construction of such Leased Property. The Title Policy shall be dated as of such Closing Date, and, to the extent permitted under Applicable Law, shall include such affirmative endorsements as the Lessor or the Syndication Agent shall reasonably request.

           (vii) Appraisal.

     Each Funding Party shall have received a report of the Appraiser
(an "Appraisal"), paid for by the Company or the related Lessee, which shall meet the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, shall be reasonably satisfactory to such Funding Party and shall state in a manner reasonably satisfactory to such Funding Party the lower of either the cost basis or the "going concern" basis of such Land and existing Buildings or any Building to be constructed thereon. Such Appraisal must show that the lower of either the cost basis or the "going concern" basis of such Leased Property (if a Building is to be constructed on the Land, determined as if the Building had already been completed in accordance with the related Plans and Specifications and by excluding from such value the amount of assessments on such Leased Property) is at least 100% of the total cost of such Leased Property, including the trade fixtures, equipment and personal property utilized in connection with the Leased Property and to be funded by the Funding Parties. In the case of Land without any Building thereon or any Plans and Specifications for a Building on the related Closing Date, an Appraisal meeting the foregoing requirements need not be delivered on or prior to the Closing Date but shall be delivered on or before the 45th day following the development of Plans and Specifications for a Building thereon; if the cost basis and "going concern" basis shown in the Appraisal so obtained by the Funding Parties fails to meet the requirement of the preceding sentence, such failure shall constitute an Event of Default.

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

           (viii) Environmental Audit and related Reliance Letter.

     The Lessor and the Syndication Agent shall have received an Environmental Audit for such Leased Property, which shall be conducted in accordance with ASTM standards and shall not include a recommendation for further investigation and is otherwise satisfactory to the Lessor and the Syndication Agent; and the firm that prepared the Environmental Audit for such Leased Property shall have delivered to the Lessor and the Syndication Agent a letter stating that the Lessor, the Syndication Agent and the Lenders may rely upon such firm's Environmental Audit of such Land, it being understood that the Lessor's and the Syndication Agent's acceptance of any such Environmental Audit shall not release or impair any Lessee's obligations under the Operative Documents with respect to any environmental liabilities relating to such Leased Property.

           (ix) Evidence of Insurance.

     The Lessor and the Syndication Agent shall have received from the related Lessee certificates of insurance evidencing compliance with the provisions of Article VIII of the Lease (including the naming of the Lessor, the Syndication Agent and the Lenders as additional insured or loss payee with respect to such insurance, as their interests may appear), in form and substance reasonably satisfactory to the Lessor and the Syndication Agent.

           (x) UCC Financing Statement; Recording Fees; Transfer
Taxes.

     The Syndication Agent shall have received (i) UCC-1 and, if required by applicable law, UCC-2 financing statements, duly executed by the Lessor and the related Lessee, to be filed with the Secretary of State of the applicable State (or other appropriate filing office) and the county where the related Land is located, respectively, and such other Uniform Commercial Code financing statements as the Syndication Agent deems necessary or desirable in order to perfect its interests and (ii) the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the related Deed, the Lease, the related Lease Supplement, the related Mortgage and the related Assignment of Lease and Rents.

           (xi) Opinions.

     An opinion of local counsel for the related Lessee qualified in the jurisdiction in which such Leased Property is located, substantially in the form set forth in Exhibit G-2 attached hereto, and containing such other matters as the Lessor or the Syndication Agent shall reasonably request, shall have been delivered and addressed to each of the Lessor, the Syndication Agent and the Lenders. To the extent reasonably requested by the Syndication Agent,

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

opinions supplemental to those delivered under Section 3.2(vi) and reasonably satisfactory to the Syndication Agent shall have been delivered and addressed to each of the Lessor, the Syndication Agent and the Lenders.

            (xii) Officer's Certificate.

     The Syndication Agent shall have received an Officer's Certificate of the Lessor stating that, to the best of such officer's knowledge, (A) each and every representation and warranty of the Lessor contained in the Operative Documents is true and correct in all material respects on and as of such Closing Date as though made on and as of such Closing Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; (B) no Event of Default or Potential Event of Default has occurred and is continuing;
(C) each Operative Document to which the Lessor is a party is in full force and effect with respect to it; and (D) no event that would reasonably be expected to have a Material Adverse Effect has occurred since the date of the most recent financial statements of the Lessor delivered or required to be delivered to the Syndication Agent.

           (xiii) Good Standing Certificates.

     The Syndication Agent shall have received good standing certificates for the Lessor and the related Lessee from the appropriate offices of the state where the related Land is located.

         (b) Litigation.

          No action or proceeding shall have been instituted or, to the knowledge of any Funding Party, threatened nor shall any governmental action, suit, proceeding or investigation be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Master Agreement or any transaction contemplated hereby or by any other Operative Document or which could reasonably be expected to result in a Material Adverse Effect.

         (c) Legality.

          In the opinion of such Funding Party or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for such Funding Party to participate in any of the transactions contemplated by the Operative Documents.

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
         (d) No Events.

         (i) No Event of Default, Potential Event of Default, Event of Loss or Event of Taking relating to such Leased Property shall have occurred and be continuing, (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or an Event of Taking, and (iii) there shall not have occurred any event that would reasonably be expected to have a Material Adverse Effect since December 31, 1998.

         (e) Representations.

          Each representation and warranty of the parties hereto or to any other Operative Document contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of such Closing Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

         (f) Cutoff Date.

         No Closing Date shall occur after the Funding Termination Date.

         (g) Transaction Expenses.

         The related Lessee shall have paid, or made arrangements to pay, the transaction costs then accrued and invoiced which the Lessees have agreed to pay pursuant to Section 8.8.

         (h) Syndication Agent's Approval.

         The Syndication Agent shall have approved each Leased Property, any such approval not to be unreasonably withheld.

     SECTION 3.2 Additional Conditions for the Initial Closing Date.


     The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on the Initial Closing Date shall be subject to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel) on or prior to the Initial Closing Date of the following conditions precedent in addition to those set forth in Section 3.1, provided that the obligations

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

of any Funding Party shall not be subject to any conditions contained in this
Section 3.2 which are required to be performed by such Funding Party:

           (i) Loan Agreement; Guaranty Agreement.

     Counterparts of the Loan Agreement, duly executed by the Lessor, the Agent and each Lender shall have been delivered to each of the Lessor and the Syndication Agent. An A Note and a B Note, duly executed by the Lessor, shall have been delivered to the Syndication Agent. The Guaranty Agreement, duly executed by the Company, shall have been delivered to the Syndication Agent. The Assignment of Purchase Option, duly executed by the Company and the Lessor, shall have been delivered to the Syndication Agent.

           (ii) Master Agreement.

     Counterparts of this Master Agreement, duly executed by the parties hereto, shall have been delivered to each of the parties hereto.

           (iii) Construction Agency Agreement.

     Counterparts of the Construction Agency Agreement, duly executed by the parties thereto shall have been delivered to each of the parties hereto.

           (iv) Lease.

     Counterparts of the Lease, duly executed by the Lessees party to this Master Agreement on the Initial Closing Date and the Lessor, shall have been delivered to each Funding Party and the original, chattel paper copy of the Lease shall have been delivered to the Syndication Agent.

           (v) Lessee's Resolutions and Incumbency Certificate, etc.

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

     Each of the Syndication Agent and the Lessor shall have received
(x) a certificate of the Secretary or an Assistant Secretary of each Obligor party hereto on the Initial Closing Date, attaching and certifying as to
(i) the Board of Directors' (or appropriate committee's) resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf,
(iii) its articles or certificate of incorporation, certified as of a recent date by the Secretary of State of the state of its incorporation and (iv) its by-laws, and (y) good standing certificates for each Obligor party hereto on the Initial Closing Date from the appropriate offices of the States of such Obligor's incorporation and principal place of business.

           (vi) Opinions of Counsel.

     The opinions of Foley & Lardner, dated the Initial Closing Date, substantially in the form set forth in Exhibit G-1 attached hereto, and containing such other matters as the parties to whom it is addressed shall reasonably request, shall have been delivered and addressed to each of the Lessor, the Syndication Agent and the Lenders. The opinion of Brown
McCarroll & Oaks Hartline, LLP, dated the Initial Closing Date, substantially in the form set forth in Exhibit G-3 attached hereto, and containing such other matters as the parties to whom it is addressed shall reasonably request, shall have been delivered to each of the Syndication Agent, the Lenders and the Company.

           (vii) Good Standing Certificate.

     The Syndication Agent and the Company shall have received a good standing certificate for the Lessor from the appropriate office of the State of Texas.

           (viii) Lessor's Consents and Incumbency Certificate, etc.

     The Syndication Agent and the Company shall have received (A) a certificate of the Secretary or an Assistant Secretary of the General Partner of the Lessor attaching and certifying as to (i) the consents of the partners of the Lessor duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, and (iii) the Partnership Agreement and (B) a certificate of limited partnership from the Secretary of State of Texas.

     SECTION 3.3 Conditions to the Obligations of Lessee.

     The obligations of any Lessee to lease a Leased Property from the Lessor are subject to the fulfillment on the related Closing Date to the satisfaction of, or waiver by, such Lessee, of the following conditions precedent:

           (a) General Conditions.

           The conditions set forth in Sections 3.1 and 3.2 that require fulfillment by the Lessor or the Lenders shall have been satisfied, including the delivery of good standing certificates by the Lessor pursuant to Sections

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

3.1(a)(xiii) and 3.2(vii) and the delivery of an opinion of counsel for the Lessor pursuant to Section 3.2(vi) and the execution and delivery of the Operative Documents to be executed by the Lessor or the Lenders in connection with such Leased Property.

           (b) Legality.

           In the opinion of such Lessee or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for such Lessee to participate in any of the transactions contemplated by the Operative Documents.

           (c) Purchase Agreement; Ground Lease.

     The Purchase Agreement and, if applicable, the Ground Lease and all documents to be delivered under the Purchase Agreement or Ground Lease, including title insurance, survey and environmental audit, shall be reasonably satisfactory to such Lessee.

     SECTION 3.4 Conditions to the Obligations of the Funding Parties on each Funding Date.

     The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on each Funding Date shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through their respective counsel) on or prior to each such Funding Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.4 which are required to be performed by such Funding Party:

           (a) Funding Request.

           The Lessor and the Syndication Agent shall have received from the Construction Agent or a Lessee the Funding Request therefor pursuant to
Section 2.2(d).

           (b) Condition Fulfilled.

           As of such Funding Date, the condition set forth in Section 3.1(d)(i) shall have been satisfied.

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
           (c) Representations.

           As of such Funding Date, both before and after giving effect to the Funding requested by the Construction Agent or a Lessee on such date, the representations and warranties that the Construction Agent or such Lessee is deemed to make pursuant to Section 2.2(e) shall be true and correct in all material respects on and as of such Funding Date as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

           (d) No Bonded Stop Notice or Filed Mechanics Lien.

           As of such Funding Date, and as to any Funded Amount requested for any Leased Property on such Funding Date, (i) none of the Lessor, the Syndication Agent or any Lender has received (with respect to such Leased Property) a bonded notice to withhold Loan funds that has not been discharged by the related Lessee or the Construction Agent, and (ii) no mechanic's liens or materialman's liens have been filed against such Leased Property that have not been discharged by the related Lessee, bonded over in a manner reasonably satisfactory to the Syndication Agent or insured over by the Title Insurance Company.

           (e) Lease Supplement.

           If the Funding relates to a Building that will be leased under a Lease Supplement separate from the Lease Supplement for the related Land, the original of such separate Lease Supplement, duly executed by the related Lessee and the Lessor and in recordable form, shall have been delivered to the Syndication Agent.

           (f) Funding Termination Date.

           The Funding Termination Date shall not have occurred.

           (g) Additional Requirements for Fundings to Finance
Construction.


     As of such Funding Date, and as to any Funded Amount requested for any Leased Property on such Funding Date the Syndication Agent shall have received the following: (i) a copy of each Construction Contract, Architect's Agreement and similar agreement and all amendments to each with respect to such Leased Property; (ii) a project budget for the construction of the Leased Property certified by a senior financial officer of Construction Agent outlining amounts spent to date, current funding requirements and the balance

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

of the budget available for completion; (iii) copies of all change orders for the construction on such Leased Property; (iv) copies of all requests for payment together with supporting documentation submitted by the architect or general contractor; (v) a down-date endorsement to the title policy for such Leased Property dated the date of the requested advance; (vi) a statement by a senior financial officer for the Construction Agent reconciling the budget previously delivered with the construction expenses to the date of the requested Advance; (vii) lien waivers from the General Contractor and the subcontractors that previous invoices have been paid and the only outstanding amount is the current request; and (viii) such other supporting information as the Syndication Agent may reasonably request from time to time.

     SECTION 3.5 Completion Date Conditions.

     The occurrence of the Completion Date with respect to any Leased
Property shall be subject to the fulfillment to the satisfaction of, or waiver by, each party hereto (acting directly or through its counsel) of the following conditions precedent:

           (a) Title Policy Endorsements; Architect's Certificate.

           The Construction Agent shall have furnished to each Funding Party
(1) the following endorsements to the related Title Policy (each of which shall be subject to no exceptions other than those reasonably acceptable to the Syndication Agent): a date-down endorsement (redating and confirming the coverage provided under the Title Policy and each endorsement thereto) and a "Form 9" endorsement (if available in the applicable jurisdiction), in each case, effective as of a date not earlier than the date of completion of the Construction, and (2) a certificate of the Architect dated at or about the Completion Date, in form and substance reasonably satisfactory to the Syndication Agent, the Lessor and the Lenders, and stating that (i) the related Building has been completed substantially in accordance with the Plans and Specifications therefor, and such Leased Property is ready for occupancy,
(ii) such Plans and Specifications comply in all material respects with all Applicable Laws in effect at such time, and (iii) to the best of the Architect's knowledge, such Leased Property, as so completed, complies in all material respects with all Applicable Laws in effect at such time. The Construction Agent shall also deliver to the Syndication Agent true and complete copies of: (A) an "as built" or "record" set of the Plans and Specifications, (B) a plat of survey of such Leased Property "as built" to a standard reasonably acceptable to the Syndication Agent showing all easements, paving, driveways, fences and exterior improvements, and (C) copies of a certificate or certificates of occupancy for such Leased Property or other legally equivalent permission to occupy such Leased Property.

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

           (b) Construction Completion.

           Any related Construction shall have been completed substantially in accordance with the related Plans and Specifications, the related Deed and all Applicable Laws, and such Leased Property shall be ready for occupancy and operation. All fixtures, equipment and other property contemplated under the Plans and Specifications to be incorporated into or installed in such Leased Property shall have been substantially incorporated or installed, free and clear of all Liens except for Permitted Liens.

           (c) Construction Agent Certification.

           The Construction Agent shall have furnished the Lessor, the Syndication Agent and each Lender with a certification of the Construction Agent (substantially in the form of Exhibit H) that:

             (i)	all amounts owing to third parties for the related
Construction have been paid in full (other than contingent obligations for which the Construction Agent has made adequate reserves), and no litigation or proceedings are pending, or to the best of the Construction Agent's knowledge, are threatened, against such Leased Property or the Construction Agent or the related Lessee which could reasonably be expected to have a Material Adverse Effect;

             (ii)	all material consents, licenses and permits and
other governmental authorizations or approvals required for such Construction and operation of such Leased Property have been obtained and are in full force and effect;

             (iii)	such Leased Property has available all services of
public facilities and other utilities necessary for use and operation of such Leased Property for its intended purposes including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access between the related
Building and public highways for pedestrians and motor vehicles;

             (iv)	all material agreements, easements and other rights,
public or private, which are necessary to permit the lawful use and operation of such Leased Property as the related Lessee intends to use such Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all then intended utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and neither the Construction Agent nor the related Lessee has any knowledge of any pending modification or cancellation of any of the same; and the use of such Leased
Property does not depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained and is in full force and effect for its continuing legal use;

             (v)	all of the requirements and conditions set forth in
Section 3.5(b) hereof have been completed and fulfilled with respect to such Leased Property and the related Construction; and

             (vi)	such Leased Property is in compliance in all
material respects with all applicable zoning laws and regulations.

     SECTION 3.6 Addition of Lessees.

     After the date hereof, additional Subsidiaries of the Company may become Lessees hereunder and under the other Operative Documents upon satisfaction of the following conditions precedent:

           (a) such Subsidiary and the Guarantor shall have executed and delivered to the Syndication Agent and the Lessor a Joinder Agreement, substantially in the form of Exhibit E;

           (b) such Subsidiary shall have delivered to each of the Syndication Agent and the Lessor (x) a certificate of the Secretary or an Assistant Secretary of such Subsidiary, attaching and certifying as to (i) the Board of Directors' resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, (iii) its certificate of incorporation, certified as of a recent date by the Secretary of State of its incorporation and (iv) its by-laws, and (y) good standing certificates from the appropriate offices of the States of such Subsidiary's incorporation and principal place of business;

           (c) such Subsidiary shall have delivered opinions of Foley & Lardner, addressed to each of the Lessor, the Syndication Agent and the Lenders, substantially in the form set forth in Exhibit G-1, with respect to such Subsidiary; and

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

           (d) the Syndication Agent, the Lessor and the Lenders shall have received such other documents, certificates and information as any of them shall have reasonably requested.

     SECTION 3.7 Certain Post Closing Matters. As of the Initial Closing Date, the Mortgage on the Leased Property located in Florida shall only secure an amount equal to $800,000; prior to the commencement of construction on such Leased Property, the Company shall cause the amount secured by such Mortgage and the related title insurance to be increased to 125% of the projected cost of acquisition and construction of such Leased Property. As of the Initial Closing Date, the Mortgage on the Leased Property located in Puerto Rico shall only secure an amount equal to $11,135,000; within 30 days of the Initial Closing Date, the Company shall cause the amount secured by such Mortgage and the related title insurance to be increased to $11,800,000.

                              	ARTICLE IV.
                            REPRESENTATIONS

     SECTION 4.1 Representations of Obligors.

     Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, each Obligor, as to itself, represents and warrants to each of the other parties hereto as follows:

           (a) Corporate Existence.

           Each Obligor: (i) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, as set forth on the signature pages to this Master Agreement; (ii) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

           (b) Financial Condition.

     The Company has heretofore furnished to each of the Funding
Parties the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at December 31, 1998 and the related consolidated and consolidating statements of income, retained earnings and cash flow of the

Company and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon (in the case of said consolidated balance sheet and statements) of Grant Thorton LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Funding Parties, and the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at March 31, 1999 and June 30, 1999 and the related consolidated and consolidating statements of income and retained earnings of the Company and its Subsidiaries for the three-month and six-month, respectively, period ended on such dates. All such financial statements fairly present the consolidated financial condition of the Company and its Subsidiaries, and (in the case of said consolidating financial statements) the respective unconsolidated financial condition of the Company and its Subsidiaries, as at said dates and the consolidated and unconsolidated results of their operations for the fiscal year and three-month period ended on said dates (subject, in the case of such financial statements as at March 31 and June 30, 1999, to normal year-end audit adjustments), all in accordance with GAAP and practices applied on a consistent basis, except as otherwise indicated in the notes thereto. None of the Obligors has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, in each case, of a type required to be reflected in a balance sheet prepared in accordance with GAAP, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 1998, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Obligors from that set forth in said financial statements as at said date.

           (c) Litigation.

           Except as disclosed in Schedule 4.1(c) hereto, (i) there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Obligors) threatened against any Obligor that, if adversely determined could be reasonably expected to (either individually or in the aggregate) have a Material Adverse Effect and (ii) there are no outstanding judgments, rulings, orders, awards or decrees rendered by any court, arbitral, administrative, governmental or quasi-judicial body binding upon any Obligor.

           (d) No Breach.

     None of the execution and delivery of this Master Agreement and the other Operative Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of any Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which any Obligor is a party or by which any of them or any of their Property is bound or to which any of them is subject (other than such consents as have been obtained and are in full force and effect), or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Operative Documents) result in the creation or imposition of any Lien upon any Property of the Obligors pursuant to the terms of any such agreement or instrument.

           (e) Action.

           Each Obligor has all necessary power, authority and legal right to execute, deliver and perform its obligations under each of the Operative Documents to which it is a party; the execution, delivery and performance by each Obligor of each of the Operative Documents to which it is a party have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Master Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the other Operative Documents to which it is a party when executed and delivered by such Obligor will constitute, its legal, valid and binding obligation, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (f) Approvals.

           No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Obligor of the Operative Documents to which it is a party or for the legality, validity or enforceability hereof or thereof, except for filings and recordings in respect of the Liens created pursuant to the Operative Documents.

           (g) Use of Credit.

           None of the Obligors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

           (h) ERISA.

           Each Plan, and, to the knowledge of each Obligor, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, and no event or condition has occurred and is continuing as to which any Obligor would be under an obligation to furnish a report to the Funding Parties under
Section 5.1(a)(viii) hereof.

           (i) Taxes.

           The Obligors are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Company is the "common parent" (within the meaning of Section 1504 of the Code) of such group. Each Obligor has filed (either directly, or indirectly through the Company) all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid (either directly, or indirectly through the Company) all taxes due pursuant to such returns or pursuant to any assessment received by any Obligor, except for any taxes being contested by an Obligor in good faith by proper proceedings as to which no Liens have been created on any Property of any Obligor. The charges, accruals and reserves on the books of the Obligors in respect of taxes and other governmental charges are, in the opinion of the Obligors, adequate. The Company has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal, state, local and foreign taxes or other impositions.

           (j) Investment Company Act.

           None of the Obligors is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

           (k) Public Utility Holding Company Act.

           None of the Obligors is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           (l) Material Agreements and Liens.

              (i) Part A of Schedule 4.1(l) hereto is a complete and correct list, as of the date of this Master Agreement, of each credit agreement, loan agreement, indenture, material purchase agreement, guarantee, letter of credit or other material arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Obligor, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 4.1(l).

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

              (ii) Part B of Schedule 4.1(l) hereto is a complete and correct list, as of the date of this Master Agreement, of each Lien securing Indebtedness of any Person and covering any Obligor, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule 4.1(l).

           (m) Environmental Matters.

           Each Obligor has obtained all Environmental Permits, required under all applicable Environmental Laws to carry on its business as now being or as currently proposed to be conducted, except to the extent failure to have any such Environmental Permit, would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such Environmental Permits, is in full force and effect and each of the Obligors is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

       In addition, except as set forth in Schedule 4.1(m) hereto:

              (i)	No notice, notification, demand, request for
information, citation, summons or order has been issued to any Obligor or about which any Obligor has otherwise become aware, no complaint has been filed against any Obligor or about which any Obligor has otherwise become aware, no penalty has been assessed against any Obligor or about which any Obligor has otherwise become aware and no investigation or review is pending or, to the knowledge of any Obligor, threatened by any governmental authority or other entity with respect to (i) any alleged failure by any Obligor to have any Environmental Permit required under any Environmental Law in connection with the conduct of the business of any Obligor, (ii) any actual or alleged violation by any Obligor or any Property of any applicable Environmental Law or (iii) with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal or Release of any Hazardous Materials generated by any Obligor, which has either not been resolved to the satisfaction of the issuing authority or which would not individually or in the aggregate have a Material Adverse Effect.

              (ii)	None of the Obligors owns, operates or leases a
treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and


                   (1)   to the knowledge of the Obligors, no
polychlorinated biphenyls (PCBs) are or have been present at any site or facility now owned, operated or leased by any Obligor, nor, to the knowledge of any Obligor, were any PCBs present at any site or facility previously owned, operated or leased by any Obligor during such period of ownership, operation or lease;

                   (2) to the knowledge of the Obligors, no asbestos or asbestos-containing materials that are friable or bear a reasonable chance of becoming friable are present at any site or facility now owned, operated or leased by any Obligor, nor, to the knowledge of any Obligor, were any such asbestos or asbestos-containing materials present at any site or facility previously owned, operated or leased by any Obligor, during such period of ownership, operation of lease;

                   (3) (A) to the knowledge of the Obligors, there are no underground storage tanks for Hazardous Materials, active or abandoned, at any site or facility now owned, operated or leased by any Obligor that are not in material compliance with all applicable Environmental Laws, and there are no surface impoundments for Hazardous Materials, active or abandoned at any site or facility now or previously owned, operated or leased by any Obligor and (B) to the knowledge of any Obligor, there were no underground storage tanks for Hazardous Materials, active or abandoned, at any site or facility previously owned, operated or leased by any Obligor that were not, during such period of ownership, operation or lease, in material compliance with all applicable Environmental Laws, and to the knowledge of any Obligor, there were no surface impoundments for Hazardous
Materials, active or abandoned, at any site or facility previously owned, operated or leased by any Obligor, during such period of ownership, operation or lease;

                   (4) no Hazardous Materials have been Released at, on or under any site or facility now owned, operated or leased by any Obligor in a reportable quantity established by any applicable
Environmental Law, nor, to the knowledge of any Obligor, did such a Release occur at any site or facility previously owned, operated or leased by any Obligor during such period of ownership, operation or lease; and

                   (5) no Hazardous Materials have been otherwise Released at, on or under any site or facility now owned, operated or leased by any Obligor that would (either individually or in the aggregate) have a Material Adverse Effect, nor, to the knowledge of any Obligor, did such a such Release occur at any site or facility previously owned, operated or leased by any Obligor, during such period of ownership, operation or lease.

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

             (iii)	To the knowledge of the Obligors, none of them has
transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. SEC. 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Company or any of its Subsidiaries, which individually or in the aggregate would have a Material Adverse Effect.

             (iv)	No Hazardous Material generated by the Company or
any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by any Obligor at any facility which is subject to an Environmental Claim which would reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

             (v)	No written or, to the knowledge of any Obligor, oral
notification of a Release of a Hazardous Material has been filed by or on behalf of any Obligor and no site or facility now or previously owned, operated or leased by any Obligor is listed or was listed during such period of ownership, operation or lease or, to the knowledge of any Obligor, proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up, in each case, which has either not been resolved to the satisfaction of the issuing authority or which would not individually or in the aggregate have a Material Adverse Effect.

             (vi)	No Liens have arisen under or pursuant to any
Environmental Laws on any site or facility owned, operated or leased by any Obligor, and no government action has been taken or, to the knowledge of any Obligor, is in process that could subject any such site or facility to such Liens, and none of the Obligors would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

             (vii)	All investigations, studies, audits, tests, reviews
or other analyses conducted by or on behalf of, or that are in the possession of, any Obligor relating to environmental matters at or affecting any site or facility now or previously owned, operated or leased by any Obligor and that reveal facts, circumstances or conditions that could reasonably be expected to result in a Material Adverse Effect have been made available to the Funding Parties.

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

             (viii)	Each Property is in compliance in all material
respects with all Environmental Laws and, to the knowledge of the related Obligor, there are no present or past facts, circumstances, activities, events, conditions or occurrences regarding such Property (including, without limitation, the release or presence of Hazardous Materials) that could reasonably be anticipated to (i) form the basis of a material claim against such Property, any Funding Party or such Obligor, (ii) cause such Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, (iii) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which such Property is located, or (D) prevent or materially interfere with the continued operation and maintenance of such Property as contemplated by the Obligors.

           (n) Subsidiaries, Etc.

                   (i)	Set forth in Part A of Schedule 4.1(n) hereto is a
complete and correct list, as of the date of this Master Agreement, of all of the Subsidiaries of the Company, together with, for each such Subsidiary, (A) the jurisdiction of organization of such Subsidiary,
(B) each Person holding ownership interests in such Subsidiary and
(C) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.

                   (ii)	Set forth in Part B of Schedule 4.1(n) hereto is a
complete and correct list, as of the date of this Master Agreement, of all Investments (other than Investments disclosed in Part A of said
Schedule 4.1(n) hereto) held by the Company or any of its Subsidiaries in any Person (other than Investments which are Permitted Investments or deposits maintained with banks in the ordinary course of business) and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. None of the Dormant Subsidiaries (x) owns assets having a fair market value in excess of $25,000 (other than the account receivable from Corrections Corporation of America to the Company) or (y) actively conducts business.

           (o) Title to Assets.

           Each Obligor owns and has on the date hereof, good and marketable title or valid and subsisting leaseholds (subject only to Liens permitted by Section 5.1(f) hereof) to the assets, including the Properties shown to be owned in the most recent financial statements referred to in Section 4.1(b) hereof (other than assets disposed of in the ordinary course of business). Each Obligor (a) owns and has on the date hereof, good and marketable title to, or has on the date hereof a valid and subsisting leasehold estate in, and
(b) enjoys on the date hereof, peaceful and undisturbed possession of, all assets, including the Properties (subject only to Liens permitted by Section 5.1(f) hereof) that are necessary for the operation and conduct of its businesses.

           (p) True and Complete Disclosure.

           The information (other than projections), reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Syndication Agent or any Funding Party in connection with the negotiation, preparation or delivery of this Master Agreement and the other Operative Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All projections furnished by or on behalf of the Obligors in writing to the Syndication Agent or any Funding Party for purposes of this Master Agreement or in connection with this Agreement or the transactions contemplated hereby were prepared by the Company in good faith based on assumptions determined to be reasonable by the Company under the then existing facts and circumstances. All written information furnished after the date hereof by any Obligor to the Syndication Agent and the Operative Parties in connection with this Master Agreement and the other Operative Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable assumptions, on the date, and under the facts and circumstances, as of which such information is stated or certified. There is no fact actually known to any Obligor that could have a Material Adverse Effect that has not been disclosed herein, in the other Operative Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Funding Parties for use in connection with the transactions contemplated hereby or thereby.

           (q) Real Property.

           Set forth on Schedule 4.1(q) hereto is a list, as of the date hereof, of all of the real property interests held by the Company and its Subsidiaries, indicating in each case whether the respective Property is owned or leased, the identity of the owner or lessor and the location of the respective Property. Except as set forth in Schedule 4.1(q), the present condition of each Property (including each Lease Property) conforms in all material respects with all conditions or requirements of all existing material permits and approvals issued with respect to such Property, and the related Obligor's future intended use of such Property does not, in any material respect, violate any applicable Law. To the knowledge of the related Obligor, no material notices, complaints or orders of violation or non-compliance have been issued or threatened or are contemplated by any governmental authority with respect to any Property (including each Lease Property) or any present or intended future use thereof. All material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of each Property (including each Lease Property) as the related Obligor intends to use such Property and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to such Obligor's knowledge will be, obtained and are or will be in full force and effect, and such Obligor has no knowledge of any pending material modification or cancellation of any of the same.

           (r) Hazardous Materials - Leased Properties.

             (i)	  To the best knowledge of the related Lessee, on the
Closing Date for each Leased Property, there are no Hazardous Materials present at, upon, under or within such Leased Property or released or transported to or from such Leased Property (except in compliance in all material respects with all Applicable Law).

             (ii) 	On the related Closing Date, no Governmental Actions
have been taken or, to the best knowledge of the related Lessee, are in process or have been threatened, which could reasonably be expected to subject such Leased Property, any Lender or the Lessor to any Claims or Liens with respect to such Leased Property under any Environmental Law which would have a Material Adverse Effect, or would have a material adverse effect on the Lessor or any Lender.

             (iii) 	The related Lessee has, or will obtain on or before
the date required by Applicable Law, all Environmental Permits necessary to operate each Leased Property in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits, except to the extent the failure to obtain such Environmental Permits or to so comply would not have a Material Adverse Effect.

             (iv)	 Except as set forth in the related Environmental
Audit or in any notice subsequently furnished by the related Lessee to the Syndication Agent and approved by the Syndication Agent in writing prior to the respective times that the representations and warranties contained herein are made or deemed made hereunder, no notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to such Lessee, no penalty has been assessed on such Lessee and no investigation or review is pending or, to its best knowledge, threatened by any Governmental Authority or other Person in each case relating to any Leased Property with respect to any alleged material violation or liability of such Lessee under any Environmental Law. To the best knowledge of such Lessee, no material notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or threatened by any Governmental Authority or other Person relating to any Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.

             (v) 	Each Leased Property and each portion thereof are
presently in compliance in all material respects with all Environmental Laws, and, to the best knowledge of the related Lessee, there are no present or past facts, circumstances, activities, events, conditions or occurrences regarding such Leased Property (including without limitation the release or presence of Hazardous Materials) that could reasonably be anticipated to (A) form the basis of a material Claim against such Leased Property, any Funding Party or such Lessee, (B) cause such Leased Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law,
(C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which such Leased Property is located, or (D) prevent or materially interfere with the continued operation and maintenance of such Leased Property as contemplated by the Operative Documents.

           (s) Solvency.

           Subject to Section 7.7(g) and (h), each Obligor (i) is solvent and will not be rendered insolvent by the incurrence of the obligations under, or by the execution and delivery of this Master Agreement or any other Operative Documents to which it is a party or signatory, or by any transactions contemplated hereunder or thereunder, (ii) is able to pay its debts as they come due and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature or come due, (iii) has capital sufficient to carry on its business and any business in which it intends or is about to engage, and (iv) owns property and assets having a value in excess of its liabilities and debts.

           (t) Act of God.

           Neither the business nor properties of any Obligor are presently affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or of political unrest, or potential expropriation, or other casualty (whether or not covered by insurance) which could have a Material Adverse Effect.

           (u) Labor Controversies; Union Contracts, Etc.

           There are no labor controversies pending or, to the knowledge of any Obligor, threatened against any Obligor, which if adversely determined could have a Material Adverse Effect. There are no pending or, to any Obligor's knowledge, threatened or anticipated (i) employment discrimination charges or complaints against or involving any Obligor before any governmental Person, (ii) unfair labor practice charges or complaints, disputes or grievances or arbitration proceedings or controversies affecting any Obligor,
(iii) union representation petitions respecting the employees of any Obligor, or (v) strikes, slowdowns, work stoppages, or lockouts or threats thereof affecting any Obligor. Schedule 4.1(u) sets forth a list of all collective bargaining agreements covering any of the employees of any Obligor, together with the expiration date of each such agreement. True and complete copies of each such agreements have been delivered to the Syndication Agent. No Obligor has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees.

           (v) Intellectual Property.

           Each Obligor has the legal right to all intellectual property that is necessary for the conduct of its business. With respect to all such intellectual property: (i) one or more of the Obligors is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to thereof; (ii) the Obligors have no knowledge of the existence of any intellectual property rights held by any other Person that would preclude any Obligor from using its intellectual property rights in the conduct of its business; and (iii) no claim has been made, and the Obligors have no knowledge of any claim that is likely to be made, that the use by any Obligor of any of its intellectual property violates the rights of any third party.

           (w) Business Relations.

           There exists no actual or threatened termination, cancellation, or adverse limitation of, or any adverse modification or change in, the contractual and/or business relationship between any Obligor and any governmental agency, bureau or instrumentality, and there exists no present condition or state of facts or circumstances in such relations, which in either case could have a Material Adverse Effect.

           (x) Year 2000.

           The Obligors have developed and are actively executing a plan and implementation strategy that adequately addresses the calendar year 2000 so that no Obligor will experience invalid or incorrect results or abnormal software or hardware operation related to calendar year 2000. Such plan includes the creation of software systems which include calendar year 2000 date conversion and compatibility capabilities, including, but not limited to, date data century recognition, same century and multiple century formula and date value calculations, and user interface data values that reflect the appropriate year. The Obligors are proceeding in accordance with the implementation schedule under such plan.

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

           (y) Subordinated Debt and Subordinated Debentures.

           There is no event of default or event which, with the giving of notice or passage of time or both, would constitute an event of default under the documents evidencing or securing the Subordinated Debt or the Subordinated Debentures.

           (z) Facility Contracts.

           Schedule 4.1(z) is a correct and complete list of all material Facility Contracts. The Obligors have furnished the Syndication Agent with true, correct and complete copies of the Facility Contracts requested by the Syndication Agent, and all Facility Contracts are in full force and effect. The Obligors are not in default under any of the Facility Contracts and have performed in all material respects all of the terms, covenants, conditions or warranties to be performed and observed by the Obligors thereunder.

           (aa) Default of Indebtedness, Use Permits, Orders and Other
Agreements.

           No Obligor is in breach or default of, and no event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default, has occurred and is continuing with respect to (i) any Indebtedness of any kind or nature,
(ii) any Use Permit, (iii) any judgment, order, award or decree issued by any court or governmental or administrative agency, or (iv) any agreement to which it is a party, which breach or default might have a Material Adverse Effect.

           (bb) Compliance with Laws.

           (i)	Each Obligor has complied in all material respects with
all Laws applicable to it or to the conduct of its business, noncompliance with which could have a Material Adverse Effect.

           (ii)	To the best of the Obligors' knowledge, no Federal, state,
local or foreign authorities have proposed any limitations in any ordinance, regulation, plan or contract with any Obligor with respect to such Obligor's business as it is presently being conducted which limitation, if enacted, might have a Material Adverse Effect.

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

     SECTION 4.2  Survival of Representations and Effect of Fundings.

           (a) Survival of Representations and Warranties.

           All representations and warranties made in Section 4.1 shall survive delivery of the Operative Documents and every Funding, and shall remain in effect until all of the Obligations are fully and irrevocably paid.

           (b) Each Funding a Representation.

           Each Funding accepted by a Lessee or the Construction Agent shall be deemed to constitute a representation and warranty by the Company and each Obligor to the effect of Section 4.1.

     SECTION 4.3  Representations of the Lessor.

     Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, in each case, with respect to each of the Leased Properties, the Lessor represents and warrants to the Syndication Agent, the Lenders and the Lessees as follows:

           (a) Securities Act.

           The interest being acquired or to be acquired by the Lessor in such Leased Property is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that the Lessor shall be entitled to assign, convey or transfer its interest in accordance with Section 6.1.

          (b) Due Organization, etc.

          The Lessor is a limited partnership duly organized and validly existing in good standing under the laws of Texas and each state in which a Leased Property is located and has full power, authority and legal right to execute, deliver and perform its obligations under the Lease, this Master Agreement and each other Operative Document to which it is or will be a party.

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
           (c) Due Authorization; Enforceability, etc.

           This Master Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be duly authorized, executed and delivered by or on behalf of the Lessor and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by general equitable principles.

           (d) No Conflict.

           The execution and delivery by the Lessor of the Lease, this Master Agreement and each other Operative Document to which the Lessor is or will be a party, are not or will not be, and the performance by the Lessor of its obligations under each will not be, inconsistent with its Partnership Agreement or certificate of limited partnership, do not and will not contravene any Applicable Law applicable generally to parties providing financing and do not and will not contravene any provision of, or constitute a default under, any Contractual Obligation of, or any judgment, order, award or decree binding upon, Lessor, do not and will not require the consent or approval of, the giving of notice to, the registration with or taking of any action in respect of or by, any Governmental Authority applicable generally to parties providing financing, except such as have been obtained, given or accomplished, and the Lessor possesses all requisite regulatory authority to undertake and perform its obligations under the Operative Documents.

           (e) Litigation.

           There are no pending or, to the knowledge of the Lessor, threatened actions or proceedings against the Lessor before any court, arbitrator or administrative agency with respect to any Operative Document or that would have a material adverse effect upon the ability of the Lessor to perform its obligations under this Master Agreement or any other Operative Documents to which it is or will be a party. There are no outstanding judgments, rulings, orders, awards or decrees rendered by any court, arbitral, administrative, governmental or quasi-judicial body binding upon the Lessor.

           (f) Lessor Liens.

           No Lessor Liens (other than those created by the Operative Documents) exist on any Closing Date on the Leased Property, or any portion thereof, and the execution, delivery and performance by the Lessor of this Master Agreement or any other Operative Document to which it is or will be a party will not subject any Leased Property, or any portion thereof, to any Lessor Liens (other than those created by the Operative Documents).

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
           (g) Employee Benefit Plans.

           The Lessor is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1)) of the Code.

           (h) General Partner.

           The sole general partner of the Lessor is Atlantic Financial Managers, Inc., a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The sole business of the General Partner is to act as the general partner of the Lessor.

           (i) Financial Information.

     (A) The unaudited balance sheet of the Lessor as of December 31, 1998 and the related statements of income, partners' capital and cash flows for the year then ended, copies of which have been delivered to the Syndication Agent, fairly present, in conformity with sound accounting principles, the financial condition of the Lessor as of such date and the results of operations and cash flows for such period. The Lessor has delivered to the Syndication Agent a copy of its most recently filed federal tax return, which is true, correct and complete.

     (B) Since December 31, 1998, there has been no event, act, condition or occurrence having a material adverse effect upon the financial condition, operations, performance or properties of the Lessor, or the ability of the Lessor to perform in any material respect its obligations under the Operative Documents.

     (C) The Lessor has no recourse indebtedness, and the Lessor has not entered into any other transactions, purchases, leases or other agreements, other than immaterial transactions, purchases, leases and other agreements entered into by the Lessor in the ordinary course of its business, in which the Lessor has any liability to the other parties to such transactions, purchases, leases or other agreements that is in excess of the Lessor's ownership or other interest in the property subject to such transactions, purchases, leases or other agreements other than liability for required fundings, breach of contract, misrepresentation, gross negligence, willful misconduct, fraud, failure to turn over funds and similar exceptions to limitations on recourse.

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
           (j) No Offering.

           The Lessor has not offered the Notes to any Person in any manner that would subject the issuance thereof to registration under the Securities Act or any applicable state securities laws.

           (k) Investment Company.

           The Lessor is not an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

           (l) Business Activity.

           The Lessor is not engaged in any business or activity, and has not invested in any Person, except for the Transaction and lease transactions similar to the Transaction.

           (m) Net Worth.

           The Lessor has a tangible net worth in an amount no less than the sum of (i) $100,000, plus (ii) 3% of its total assets (calculated assuming no reduction in the value of any leased property from its original cost to the Lessor) and is solvent (as defined in the Bankruptcy Code).

           (n) Guaranties.

           The Lessor has not guaranteed the liabilities of any Person.

     SECTION 4.4  Representations of each Lender.

     Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, each Lender represents and warrants to the Lessor and to the Lessees as follows:

           (a) Securities Act.

           The interest being acquired or to be acquired by such Lender in the Funded Amounts is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that such Lender shall be entitled to assign, convey or transfer, or sell participations in, its interest in accordance with Section 6.2.

           (b) Employee Benefit Plans.

           Such Lender is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1)) of the Code.

                               	ARTICLE V.
	                   COVENANTS OF COMPANY AND THE LESSOR

     SECTION 5.1  Affirmative Covenants.

     The Company covenants and agrees that:

           (a) Financial Statements; Etc.

           The Company shall deliver to each of the Syndication Agent, the Lessor and the Lenders (in such form as shall be satisfactory to the Syndication Agent):

             (i) as soon as available and in any event within 20 days after the end of each calendar month, consolidated and consolidating statements of income and retained earnings of the Company and its Subsidiaries for such month and for the period from the beginning of the respective fiscal year to the end of such month, and the related consolidated balance sheets of the Company and its Subsidiaries as at the end of such month, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries, and said consolidating financial statements fairly present the respective individual unconsolidated financial condition and results of operations of the Company and of each of its Subsidiaries, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments with the absence of footnotes);


             (ii) as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Company, (A) a statement of occupancy rates at each of the facilities owned or maintained by the Company and its Subsidiaries as at the end of such period, for each Facility Contract for such period and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and (B) an analysis of the chief financial officer of the financial condition of the Company and its Subsidiaries, on a consolidated and consolidating basis, as of the end of such period;

             (iii) as soon as available and in any event (x) within 90 days after the end of each fiscal year of the Company, consolidated and consolidating statements of income and retained earnings, and a consolidated statement of cash flows, of the Company and its


Subsidiaries for such fiscal year and the related consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (A) in the case of said consolidated statements and balance sheet of the Company, by an opinion thereon of independent certified public accountants of recognized national standing (which opinion shall not contain any impermissible qualification), which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and by a management letter or similar letter submitted to the Company by such accountants and (B) in the case of said consolidating statements and balance sheets, by a certificate of a senior financial officer of the Company, which certificate shall state that said consolidating financial statements fairly present the respective individual unconsolidated financial condition and results of operations of the Company and of each of its Subsidiaries, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year and
(y) within sixty (60) days after the end of each fiscal year of the Company, annual projections for the Company and its Subsidiaries (aa) for such year (including the year in which the Lease Termination Date occurs); and promptly after any material revision to such projections, such projections as so revised and (bb) as the Syndication Agent may otherwise reasonably request;

             (iv) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

             (v) to the extent not previously furnished to the Lessor, the Lenders or the Syndication Agent in such capacity, promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

             (vi) without duplication of any provision of subsection (iii) above, promptly after the receipt by the Company thereof, copies of each report submitted to any Obligor by independent accountants in connection with any annual, interim or special audit of the books of any Obligor made by such accountants, or any management letters or similar documents submitted to any Obligor by such accountants;

             (vii) as soon as possible, and in any event within ten days after the Company knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, that the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

               (1) any reportable event, as defined in
Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or
Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

               (2) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Company or an ERISA Affiliate to terminate any Plan;

               (3) the institution by PBGC of proceedings under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

               (4) the complete or partial withdrawal from a Multiemployer Plan by the Company or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
Section 4041A of ERISA;

               (5) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA
Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

               (6) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

             (viii) without prejudice as to whether a Potential Event of Default or Event of Default has occurred, promptly after the Company knows or has reason to believe that any Potential Event of Default or Event of Default has occurred, a notice of such Potential Event of Default or Event of Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto;

             (ix) within 20 days after the end of each calendar month, a Borrowing Base Certificate (as such term is defined in the Credit Agreement) as of the end of the immediately preceding month;

             (x) within 20 days after the end of each calendar month, an accounts receivable aging schedule for the Company and its Subsidiaries on a consolidated basis;

             (xi) from time to time such other information regarding the financial condition, operations, business or prospects of the Company or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) available to the Company, as any Lender, the Lessor or the Syndication Agent may reasonably request.


             (xii) at the time it furnishes each set of financial statements pursuant to subsections (ii) or (iii) above, a Compliance Certificate of a senior financial officer of the Company to the effect that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto). In addition, at the time the Company furnishes to the Syndication Agent, the Lessor and each Lender, the financial statements required pursuant to subsection (ii) above, the

Company shall furnish to the Syndication Agent, the Lessor and each Lender, a certificate of a senior financial officer setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 5.1(j) through and including 5.1(n) hereof as of the date as of which such financial statements have been provided. Further, upon the request of the Syndication Agent from and after the occurrence of an Event of Default, at the time the Company furnishes the financial statements required pursuant to subsection (i) above, the Company shall furnish to the Syndication Agent each Lender, a certificate of a senior financial officer setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 5.1(j) through and including 5.1(n) hereof as of date as of which such financial statements have been provided;

             (xiii) as soon as practicable and, in any event, at least five Business Days prior to the consummation thereof, notice of a Capital Event;

              (xiv) prompt notice of the occurrence of any event or condition, or the obtaining of any knowledge by the Obligors which, if the same had occurred or been obtained as of any Closing Date, would result in any representation or warranty herein being false or misleading in any material respect;

             (xv) promptly upon any Obligor's becoming aware thereof, notice of any proposed Laws, or amendments thereto, which would restrict or prohibit any Obligor from operating its business in substantially the same manner in which it is presently conducted;

             (xvi) promptly upon discovery thereof, notice of any development, event or condition, financial or otherwise, which might have a Material Adverse Effect;

             (xvii) prompt notice of the entry by any Obligor, as lessor, into a lease with a third party (that is not an Affiliate of such Obligor), as lessee, for any material portion of any Property owned by such Obligor and, promptly upon the request of the Syndication Agent, the Obligor shall execute and deliver in recordable form, and pay all recording fees in connection with, an assignment of leases and rents to be recorded against the Property in question;

             (xviii) prompt notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, any Obligor and notice of any alleged violation of or non-compliance with any Environmental Permit, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

             (xix) promptly upon any Obligor's becoming aware thereof, notice of any violation or breach by any Obligor of the terms of, or any revocation or suspension or threatened revocation or suspension of, any Use Permit or other permit of an Obligor, if the same could reasonably be expected to have a Material Adverse Effect;

             (xx) prompt notice of the termination or non-renewal of any of the Facility Contracts which, individually or in the aggregate with all other Facility Contracts terminated or not renewed during the prior six-month period, provided for annual payments to the Obligors of not less than $10,000,000; and

             (xxi) prompt notice of the entry by the Obligors into new Facility Contracts (i) which, individually or in the aggregate with all other Facility Contracts entered into during the prior six-month period, provide for annual payments to the Obligors of not less than $10,000,000 and (ii) under which the other party is the United States government or any bureau, agency or instrumentality thereof. Promptly upon the request of the Syndication Agent or any Funding Party, the Company or the Obligor that is a party to each such Facility Contract shall
(A) provide a copy of the same to the requesting party and (B) in the case of a Facility Contract described in clause (ii) above, execute and deliver such notices and assignments as may be required to comply with the Assignment of Claims Act of 1940.

           (b) Litigation.

           The Company will promptly give to each Lender, the Lessor and the Syndication Agent notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect.

           (c) Existence, Etc.

           The Company will, and will cause each of its Subsidiaries to:


             (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises; provided, however, upon at least 30 days' prior written notice to the Syndication Agent, the Lessor and the Lenders and so long as the Company has taken such actions and executed and delivered such documents (including, without limitation, such modifications of the Operative Documents as may be necessary to make Youth Services International, Inc. a co-borrower under the Credit Agreement) as the Syndication Agent may reasonably request or may deem necessary or desirable to perfect or continue the perfection of any Liens granted by the Company or its Subsidiaries to or for the benefit of the Syndication Agent, the Lessor and the Lenders, some or all of its Subsidiaries may be merged with and into Youth Services International, Inc.;

             (ii) comply with the requirements of all applicable Laws, if failure to comply therewith could be reasonably expected to (either individually or in the aggregate) have a Material Adverse Effect;

             (iii) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

             (iv) maintain all of its Properties necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

             (v) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

             (vi) upon notice to the Company, permit representatives of any Lender, the Lessor or the Syndication Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender, the Lessor or the Syndication Agent (as the case may be).

           (d) Insurance.

             (i)	The Company will, and will cause each of its
Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such casualties and risks as are customary in accordance with prudent business practice in the case of companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. The Company will, upon request, furnish to the Syndication Agent from time to time a certificate from an executive office of the Company setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries.

             (ii)	Such insurance shall name the Syndication Agent as
loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional named insured as its interests may appear (to the extent covering any other risk). Each policy referred to in this Section 5.1(d) shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days' notice to the Syndication Agent and shall also provide that the interests of the Syndication Agent, the Lessor and the Lenders shall not be invalidated by any act or negligence of the Obligors or any Person having an interest in any Property covered by a mortgage nor by occupancy or use of any such Property for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to such Property. The Company will advise the Syndication
Agent promptly of any significant policy cancellation (other than any such cancellation in connection with the replacement thereof), reduction or amendment.

             (iii)	On or before the Initial Closing Date, and
periodically thereafter at least 30 days prior to the applicable policy expiration dates, the Company will deliver to the Syndication Agent certificates of insurance satisfactory to the Syndication Agent evidencing the existence of all insurance required to be maintained by the Company hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage. The Company will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 5.1(d) unless the Syndication Agent is the named insured thereunder, with loss payable as provided herein. The Company will immediately notify the Syndication Agent whenever any such separate insurance is obtained and shall deliver to the Syndication Agent certificates evidencing the same.

             (iv)	Without limiting the obligations of the Company
under the foregoing provisions of this Section 5.1(d), in the event the Company shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 5.1(d), then the Syndication Agent may (upon notice to the Company), but shall have no obligation so to do, procure insurance covering the interests of the Syndicated Agent, the Lessor and the Lenders in such amounts and against such risks as the Syndication Agent (or the Required Funding Parties) shall deem appropriate, and the Company shall reimburse the Syndication Agent in respect of any premiums paid by the Syndication Agent in respect thereof.

           (e) Prohibition of Fundamental Changes.

             (i)	Except as otherwise permitted under
Sections 5.1(c)(i) and 5.1(e)(ii) hereof, the Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for (w) purchases of inventory and other property to be sold or used in the ordinary course of business,
(x) Investments permitted under Section 5.1(h) hereof, (y) Capital Expenditures permitted under Section 5.1(w) hereof and (z) acquisitions permitted under Section 5.1(e)(ii) below.

             (ii)	(A) An Obligor may merge with any Person other than
another Obligor, so long as the Obligor is the surviving corporation in any such merger and no Potential Event of Default or Event of Default would result therefrom immediately after giving effect thereto; and
(B) any Obligor may acquire stock in a new Subsidiary, or acquire all or substantially all of the assets or properties of, any Person or any division or operations of any Person, or create a new Subsidiary, provided that no Potential Event of Default or Event of Default would result therefrom immediately after giving effect thereto and that the provisions of Section 5.1(t), if applicable, are complied with;
provided, however, that (1) any individual transaction described in clause (A) or (B) above that involves total consideration (as defined below) to be paid by the Obligors in excess of twenty-five (25%) percent of the Consolidated Net Worth of the Obligors as at the date of the most recent quarterly financial statements delivered to the Syndication
Agent, the Lessor and the Lenders pursuant to Section 5.1(a)(ii) hereof, or (2) if within any 12-month period the aggregate amount of consideration paid by the Obligors for all transactions of a nature described in clause (A) or (B) above exceeds $30,000,000, the transaction whose consideration when aggregated with the transactions over the previous 12 months exceeds $30,000,000 and each transaction thereafter during such period must also be approved in advance in writing by the Syndication Agent and:

             (1) The Company must deliver to the Syndication Agent, no less than 15 Business Days prior to the consummation of such transaction, a certificate executed by the senior financial officer of the Company certifying to the Syndication Agent that no Potential Event of Default or Event of Default will result from such transaction after giving effect thereto, and also certifying and demonstrating to the reasonable satisfaction of the Syndication Agent that the Obligors are in compliance with each of the financial covenants set forth in Sections 5.1(j) through and including 5.1(n) hereof calculated on a Historical Pro Forma Basis (as defined below);


             (2) The transaction shall be subject to the Company's standard due diligence review, which due diligence materials shall be delivered to the Syndication Agent at least 15 Business Days prior to the consummation of such transaction. The results of such due diligence shall be acceptable to the Syndication Agent in its sole discretion, and shall include, without limitation, environmental and accounting due diligence, including disclosure of contingent liabilities, documentation of reserves for remediation, clean-up, closure and/or monitoring, as necessary or applicable;

             (3) The Company will supply the Syndication Agent at least 15 Business Days prior to the consummation of such transaction with detailed information on the target company, including but not limited to, three years of historical financial statements, together with updated consolidating projections through the Lease Termination Date;

             (4) The Company will supply the Syndication Agent at least 15 Business Days prior to the consummation of such transaction with (i) evidence satisfactory to the Syndication Agent that the target company is Year 2000 compliant or ready, or
(ii) an action plan to cure any deficiencies, which shall be acceptable to the Syndication Agent in its sole discretion;

             (5) The target company must have EBITDA of at least
$1 for its four fiscal quarters immediately preceding the proposed closing date for such transaction; and

             (6) The Company will supply the Syndication Agent with such additional information and reports as the Syndication
Agent may request.

For purposes of this Section: "consideration" means the total purchase price (including cash expended, stock or other non-cash consideration paid, Debt incurred, and liabilities incurred or assumed) paid or to be paid; and "Historical Pro Forma Basis" means, for any period ending as at the end of the month preceding the month in which Obligors propose to make any such acquisition permitted hereunder, the relevant financial terms (i.e., those included in calculating the financial covenants set forth in Sections 5.1(j) through and including 5.1(n) hereof) as calculated and determined for the Obligors including any Subsidiaries acquired during the measurement period and to be acquired and with respect to which the calculation of the various financial covenants on a Historical Pro Forma Basis is being made, all determined in accordance with GAAP and calculated as if all such acquired and to be acquired Subsidiaries had been owned by the Obligors through the measurement period involved, with any adjustments to historical financial statements to be approved by the Syndication Agent.

           (f) Limitation on Liens.

           The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except (without duplication) the following ("General Permitted Liens"):

             (i)	Liens created pursuant to the Security Documents (as
defined in the Credit Agreement) or the Operative Documents;

             (ii)	Liens in existence on the date hereof and listed in
Part B of Schedule 4.1(l) hereto;

             (iii)	Liens imposed by any governmental authority for
taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Subsidiaries, as the case may be, in accordance with GAAP;

             (iv)	carriers', warehousemen's, mechanics',
materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under
Article XII(j) of the Lease;

             (v)	pledges or deposits under worker's compensation,
unemployment insurance and other social security legislation;

             (vi)	deposits to secure the performance of bids, trade
contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

             (vii)	easements, rights-of-way, restrictions and other
similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

             (viii)	Liens upon Property acquired after the date
hereof (by purchase, construction or otherwise) by a Special Purpose Subsidiary, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that (i) no such Lien shall extend to or cover any Property of the Company or its Subsidiaries (or other than such Special Purpose Subsidiary) and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such Property at the time it was acquired (by purchase, construction or otherwise); and

             (ix)	Liens securing any future Synthetic Lease Financing
that are pari passu with the Liens under the Security Documents.

           (g) Indebtedness.

           The Company will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except (without duplication):

             (i) Indebtedness arising pursuant to the Operative
Documents and Indebtedness arising under the Credit Agreement;

             (ii) Indebtedness outstanding on the date hereof and listed in Part A of Schedule 5.1(g) hereto;

             (iii) Indebtedness of Subsidiaries of the Company to the Company or to other Subsidiaries of the Company;

              (iv) Indebtedness of the Company and its Subsidiaries secured by Liens permitted under Section 5.1(f) (other than Section 5.1(f)(viii)) hereof up to but not exceeding $500,000 at any one time outstanding;

             (v) Indebtedness of one or more Special Purpose
Subsidiaries in an aggregate amount not exceeding $20,000,000 at any one time outstanding;

             (vi) Indebtedness consisting of the Obligations and any future Synthetic Lease Financing;

             (vii) additional Indebtedness of the Company and its Subsidiaries (including, without limitation, Capital Lease Obligations) up to but not exceeding $500,000 at any one time outstanding; and

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

             (viii) Subordinated Debt of the Company.

           (8) Investments.

     The Company will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

             (i) Investments outstanding on the date hereof and identified in Part B of Schedule 4.1(n) hereto;

             (ii) Operating and payroll deposit accounts with banks;

             (iii) Permitted Investments;

             (iv) Investments by the Company and its Subsidiaries in capital stock of Subsidiaries of the Company to the extent outstanding on the date of the financial statements of the Company and its Subsidiaries referred to in Section 4.1(b) hereof and advances by the Company and its Subsidiaries to Subsidiaries of the Company in the ordinary course of business;

             (v) Interest Rate Protection Agreements, if any, required to be maintained under the Credit Agreement;

             (vi) additional Investments (A) up to but not exceeding $5,000,000 in the aggregate, so long as the Syndication Agent in its sole and absolute discretion, has consented thereto or (B) exceeding $5,000,000 in the aggregate, so long as the Required Lenders, in their sole and absolute discretion, have consented thereto;

             (vii) existing and future Investments comprised of stocks, bonds and notes of existing or former account debtors of the Obligors if such Investment was received pursuant to the consummation of a bankruptcy plan of reorganization or similar proceedings of such account debtor; and

             (viii) loans or advances by the Company or any of its Subsidiaries to employees in the ordinary course of business in an aggregate amount at anyone time outstanding not to exceed $250,000.

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

           (i) Dividend Payments.

     The Company will not, nor will it permit any of its Subsidiaries to, declare or make any Dividend Payment at any time, except Dividend Payments from a Subsidiary to the Company in order to fund the mandatory prepayment required under the Credit Agreement upon the occurrence of a Capital Event involving such Subsidiary.

           (j) Total Indebtedness to Adjusted EBITDA Ratio.

           The Company will not permit the ratio of (i) consolidated Indebtedness of the Company and its Subsidiaries as of the last day of any fiscal quarter of the Company ending during any test period set forth in the table below, to (ii) Adjusted EBITDA for the period of four consecutive fiscal quarters ending on the same day, to be greater than the ratio set forth opposite such test period below:


            Four Fiscal Quarters Ending          Ratio


                  Closing Date                   4.25:1
                    09/30/99                     4.25:1
                    12/31/99                     4.00:1
                    03/31/00                     4.00:1
                    06/30/00                     4.00:1
                    09/30/00                     4.00:1
             12/31/00 and thereafter             3.50:1


           (k) Senior Debt to Adjusted EBITDA Ratio.

           The Company will not permit the ratio of (i) Senior Debt of the Company and its Subsidiaries as of the last day of any fiscal quarter of the Company ending during any test period set forth on the table below, to
(ii) Adjusted EBITDA for the period of four consecutive fiscal quarters ending on the same day, to be greater than the ratio set forth opposite such test period below:

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

             Four Fiscal Quarters Ending          Ratio
                   Closing Date                   3.75:1
                    09/30/99                      3.75:1
                    12/31/99                      3.25:1
                    03/31/00                      3.25:1
                    06/30/00                      3.25:1
                    09/30/00                      3.25:1
              12/31/00 and thereafter             2.50:1


           (l) Consolidated Net Worth.

           The Company will not permit its Consolidated Net Worth to be less than $41,733,000 plus the sum of the following through the date of determination (i) 90% of cumulative, positive (any loss shall be treated as zero) Consolidated Net Income earned in each fiscal year on and after the end of the most recent fiscal quarter prior to the Initial Closing Date through such date of determination and (ii) 100% of net proceeds of Equity Issuances from the Initial Closing Date through such date of determination.

           (m) Consolidated Indebtedness to Net Worth Ratio.

           The Company will not permit the ratio of (i) consolidated Indebtedness of the Company and its Subsidiaries to (ii) the sum of consolidated Indebtedness of the Company and its Subsidiaries plus consolidated Net Worth to exceed 70% at any time prior to December 31, 2001 or 65% from and after such date.

           (n) Minimum Fixed Charge Coverage.

           The Company will not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0 as of the date hereof and thereafter; provided, however for purposes of calculating the Fixed Charge Coverage Ratio at each fiscal quarter end through and including December 31, 1999, (i) the results of operations of Youth Services International, Inc. and its Subsidiaries and the effects of SOP 98-5 for 1998 shall be excluded from EBITDA and (ii) non-cash merger charges incurred plus legal fees in 1999 by the Obligors in connection with the merger with Youth Services International, Inc. and its Subsidiaries shall be added to EBITDA. The parties hereto acknowledge that, due to the need to position certain documents to be recorded prior to the Initial Closing Date the definition of Fixed Charge Coverage Ratio set forth in Appendix A to such recorded documents is different than the definition thereof set forth in Appendix A to this Master Agreement; to the extent of any such inconsistency, the definitions set forth in Appendix A to this Master Agreement shall control.

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

           (o) Sale Lease-back Transactions.

           The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person whereby the Company or such Subsidiary shall sell or otherwise transfer any of its Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property or similar Property for substantially the same use or uses as the Property sold or transferred unless both of the following conditions are satisfied: (1) the consideration received by the Company or such Subsidiary in connection with such transfer is at least equal to the fair market value of the Property so transferred (as reasonably determined by the board of directors of the Company), and (2) all of the net proceeds received by the Company or any of its Subsidiaries in connection with any such transaction are used by the Company, within 12 months of the receipt thereof, to either (a) acquire other Property in compliance with the term of this Master Agreement and/or (b) repay or prepay Indebtedness of the Company or any of its Subsidiaries in accordance with the Credit Agreement.

           (p) Discount of Accounts.

           The Company will not, and will not permit any of its Subsidiaries to, sell (with or without recourse) or discount any of their Accounts.

           (q) Lines of Business.

           Neither the Company nor any of its Subsidiaries will engage to any substantial extent in any line or lines of business activity other than the business of operating or providing services to correctional and/or detention facilities, substance abuse rehabilitation facilities, facilities for at-risk or troubled juveniles and related lines of business.

           (r) Transactions with Affiliates.

           Except as expressly permitted by this Master Agreement, the Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or
(d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Company or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Company and its Subsidiaries may enter into transactions (other than extensions of credit by the Company or any of its Subsidiaries to an Affiliate or the payment of management or similar fees by the Company or a Subsidiary to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate.

           (s) Use of Proceeds.

           The Lessees will use the proceeds of the Fundings solely to acquire Land and Buildings and fund Construction and related costs.

           (t) Certain Obligations Respecting Subsidiaries.

             (i) The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary.

             (ii) The Company will take such action, and will cause each of its Subsidiaries (other than the Dormant Subsidiaries and any Special Purpose Subsidiaries) to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Company are Subsidiary Guarantors and, thereby, "Obligors" hereunder. Without limiting the generality of the foregoing, in the event that the Company or any of its Subsidiaries shall form or acquire any new Subsidiary, the Company or the respective Subsidiary will cause such new Subsidiary to become a "Subsidiary Guarantor" (and, thereby, an "Obligor") hereunder pursuant to a written instrument in form and substance satisfactory to each Lender, the Lessor and the Syndication Agent, and to deliver such proof of corporate action, incumbency of officers, opinions of counsel, judgment and lien searches and other documents as any Funding Party or the Syndication Agent shall have requested.

             (iii) Neither the Company nor any of the other Obligors shall suffer, cause or permit any of the Dormant Subsidiaries to start conducting business or acquire assets having a fair market value in excess of $25,000, unless prior to doing so, the Company and each such entity shall have complied with the provisions of Section 5.1(t)(ii) that would otherwise be applicable, had such entity not been a Dormant Subsidiary.

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

           (u) Modifications of Certain Documents.

           No Obligor will consent to any modification, supplement or waiver of (i) any of the provisions of any Facility Contract which, individually or in the aggregate with all other such modifications, supplements or waivers, would have or be likely to have a Material Adverse Effect or (ii) any of the subordination provisions governing the Subordinated Debentures or any other Subordinated Debt.

           (v) Qualifying Properties.

           The Company will cause, in the manner hereinafter set forth, each Leased Property to become a Qualifying Property, except for the Leased Properties located in Mangonia Park, Florida, Eagle Lake, Texas, and Eloy, Arizona. If the Company has received Pre-Development Costs Fundings with respect to a Leased Property while it was in the pre-development phase (and before it was a Leased Property), the Leased Property must become a Qualifying Property on or before the date that is nine months after the date of the initial Pre-Development Costs Funding with respect thereto. If the Company has not received Pre-Development Costs Fundings with respect to a Leased Property, the Leased Property must become a Qualifying Property on or before the date that is nine months after the date of the initial funding (excluding any funding to acquire raw land) hereunder or under another Synthetic Lease Financing.

           (w) Capital Expenditures.

           The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures at any time, except for the following:

             (i) Capital Expenditures in an aggregate amount not to exceed $50,000,000 per year; and

             (ii) Capital Expenditures made in connection with acquisitions permitted under Section 5.1(e) hereof.

           (x) Dispositions of Assets or Subsidiaries.

           Each of the Obligors shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Obligor), except:

             (i) any sale, transfer or lease of assets (A) by any Wholly Owned Subsidiary of such Obligor to another Obligor, (B) in the ordinary course of business and on commercially reasonable terms,
(C) consisting of obsolete or worn-out property, tools or equipment no longer used or useful in its business, (D) permitted under Section 5.1(o) or (E) constituting the Obligor's Tampa Bay Academy;

             (ii) any sale of a Leased Property subject to the requirements for such a sale in the Operative Documents; or

             (iii) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) and (ii) above, so long as (A) the net proceeds therefrom are applied as a mandatory prepayment of the loans in accordance with the provisions of the Credit Agreement and (B) (1) the Syndication Agent, in its sole and absolute discretion, has consented to such disposition, in the event the aggregate fair market value of all property so disposed of does not exceed $6,000,000 or (2) the Required Lenders, in their sole and absolute discretion, have consented to such disposition, in the event the aggregate fair market value of all property so disposed of exceeds $6,000,000.

     SECTION 5.2  Regulations T, U and X.

     The Company will not nor will it permit any Subsidiary to take any action that would result in any non-compliance of the Fundings made hereunder with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

     SECTION 5.3  Further Assurances.

     Upon the written request of the Lessor or the Syndication Agent, each Lessee, at its own cost and expense, will cause all financing statements (including precautionary financing statements), fixture filings and other similar documents, to be recorded or filed at such places and times in such manner, as may be necessary or reasonably desirable to preserve, protect and perfect the interest of the Lessor, the Syndication Agent and the Lenders in the Leased Properties as contemplated by the Operative Documents.

     SECTION 5.4  Additional Required Appraisals.

     If, as a result of any change in Applicable Law after the date hereof, an appraisal of all or any of the Leased Properties is required during the Lease Term under Applicable Law with respect to any Funding Party's interest therein, such Funding Party's Funded Amount with respect thereto or the Operative Documents, then the related Lessee shall pay the reasonable cost of such appraisal.

     SECTION 5.5  Lessor's Covenants.

     The Lessor covenants and agrees that, unless the Syndication Agent, the Company and the Lenders shall have otherwise consented in writing:

           (a) the proceeds of the Loans received from the Lenders will be used by the Lessor solely to acquire the related Leased Property and to pay the Construction Agent or the related Lessee for certain closing, development and transaction costs associated therewith and, if applicable, for the costs of Construction and Pre-Development Costs. No portion of the proceeds of the Loans will be used by the Lessor (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation or
(ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock;

           (b) it shall not engage in any business or activity, or invest in any Person, except for activities similar to its activities conducted on the date hereof, the Transaction and lease transactions similar to the Transaction;

           (c) it will maintain tangible net worth in an amount no less than the sum of (i) $100,000 plus (ii) 3% of its total assets (calculated assuming no reduction in the value of any leased property from its original cost to the Lessor) and will at all times be solvent (as defined in the Bankruptcy Code);

           (d) it will deliver to the Syndication Agent and the Company, as soon as available and in any event within 90 days after the end of each fiscal year, a balance sheet of the Lessor as of the end of such fiscal year and the related statements of income, partners' capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, together with copies of its filed tax returns, all certified by an officer of the General Partner (and if the Lessor ever prepares audited financial statements, it shall deliver copies thereof to the Syndication Agent and the Company);

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

           (e) it will permit the Syndication Agent and the Company and their respective representatives to examine, and make copies from, the Lessor's books and records, and to visit the offices and properties of the Lessor for the purpose of examining such materials, and to discuss the Lessor's performance hereunder with any of its, or the General Partner's, officers and employees, in each case during normal business hours and upon reasonable notice;

           (f) it shall not consent to or permit the creation of any easement or other restriction against any Leased Property other than as permitted pursuant to Article VI of the Lease;

           (g) it shall not incur or permit to exist, and will promptly discharge each Lessor Lien and shall indemnify the Lenders and the Lessees for any loss, cost, expense or diminution in value of any Leased Property resulting from, or incurred as a result of, such Lessor Liens;

           (h) it shall not enter into any other transactions, leases, purchases or other agreements, other than immaterial transactions, purchases, leases and other agreements entered into by the Lessor in the ordinary course of its business, in which the other parties to said transactions, leases, purchases or other agreements will have any recourse against the Lessor other than recourse to the Lessor's ownership or other interest in the property subject to such transactions, purchases, leases or other agreements, other than liability for required fundings, breach of contract, misrepresentation, gross negligence, willful misconduct, fraud, failure to turn over funds and similar exceptions to limitations on recourse;

           (i) it shall not guaranty the liabilities of any other Person;

           (j) it shall pay its debts as such debts become due unless such debts are the subject of a bona fide dispute;

           (k) it shall promptly notify the Company and the Agent of any claim against the Lessor that would reasonably be expected to result in a material liability of the Lessor for which it is not indemnified;

           (l) it may not consolidate with or merge into any other
Person;

           (m) it shall comply with all of its obligations under the Operative Documents, except to the extent that compliance is prevented by any failure on the part of any Lessee or the Company to perform its obligations under the Lease or any other Operative Document; and

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

           (n) upon the written request of the Syndication Agent, it shall, at the sole cost and expense of the Lessees, take such action and execute and deliver such documents as may be specified in such request as may be reasonably necessary to preserve, protect and perfect the interests of the Syndication Agent in the Leased Properties as contemplated by the Operative Documents.

                            	ARTICLE VI.
	                  TRANSFERS BY LESSOR AND LENDERS

     SECTION 6.1  Lessor Transfers and Replacement.

     The Lessor shall not assign, convey or otherwise transfer all or any portion of its right, title or interest in, to or under any Leased Property or any of the Operative Documents without the prior written consent of the Lenders and the Company. Any proposed transferee of the Lessor shall make the representation set forth in Section 4.3 to the other parties hereto.

     SECTION 6.2 Lender Transfers.

           (a) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

           (b) Each Lender may, with the consent of the Syndication
Agent, assign all or a portion of its interests, rights and obligations under this Master Agreement and the Loan Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to an Eligible Assignee; provided, however, that (i) no such consent of the Syndication Agent shall be required in the case of any assignment to another Lender or an Affiliate of the assigning Lender, (ii) unless such Lender is assigning all of its Commitment, after giving effect to such assignment, the Commitment of both the assignor and the assignee is at least $1,000,000, unless the assignee is an Affiliate of an assigning Lender, and (iii) the parties to each such assignment shall execute and deliver to the Syndication Agent an Assignment and Acceptance, and, unless such assignment is to an Affiliate of such Lender, a processing and recordation fee of $3,500. Any such assignment of the Loans shall include both the A Loans and the B Loans of such assigning Lender, on a pro rata basis. No Lessee shall be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Syndication Agent in connection with such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Master Agreement and the Loan Agreement.

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

           (c) Each Lender may, without the consent of the Company or any Lessee, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Master Agreement and the Loan Agreement (including all or a portion of its Commitments in the Loans owing to it), provided, however, that (i) no Lender may sell a participation in its Commitment (after giving effect to any permitted assignment hereunder) in an amount in excess of fifty percent (50%) of such Commitment (provided further that (1) sales of participations to an Affiliate of such Lender shall not be included in such calculation and (2) no such maximum amount shall be applicable to any participation sold at any time there exists an Event of Default), (ii) such Lender's obligations under this Master Agreement and the Loan Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating bank or other entity shall not be entitled to any greater benefit than its selling Lender under the cost protection provisions contained in Section 7.5 of this Master Agreement, and (v) the Company, each Lessee, the Syndication Agent and the other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender's rights and obligations under this Master Agreement and the other Operative Documents, and such Lender shall retain the sole right to enforce the obligations of the Lessor relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Master Agreement and the Loan Agreement (except that such Lender may permit the participant to approve any amendment, modification or waiver which would reduce the principal of or the interest rate on its Loan, extend the term of such Lender's Commitment, reduce the amount of any fees to which such participant is entitled or extend the final scheduled payment date of any Loan). Any Lender selling a participation hereunder shall provide prompt written notice to the Syndication Agent of the name of such participant.

           (d) Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating the Company or its Subsidiaries furnished to such Lender by or on behalf of the Company. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree in writing to use the information only for the purpose of making any necessary credit judgments with respect to this facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except as permitted by this Master Agreement. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Lender, the Syndication Agent or any Lessee relating to such confidential information unless otherwise properly disposed of by such entity.

           (e) Any Lender may at any time assign all or any portion of its rights under this Master Agreement and the Notes to a Federal Reserve Bank without complying with the requirements of paragraph (b) above; provided that no such assignment shall release such Lender from any of its obligations hereunder.

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

                               	ARTICLE VII.
	                           INDEMNIFICATION

     SECTION 7.1  General Indemnification.

     Each of the Company and each Lessee, jointly and severally, agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted, or threatened to be asserted, against such Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to any Closing Date or after the Lease Termination Date, or results from such Indemnitee's negligence, in any way relating to or arising out of:

           (a) any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof; or

           (b) any Land, any Building or any part thereof or interest therein, including any Ground Lease;

           (c) the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part of any interest in any Leased Property or the imposition of any Lien, other than a Lessor Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien, other than a Lessor Lien) thereon, including, without limitation: (i) Claims or penalties arising from any violation or alleged violation of law or in tort (strict liability or otherwise), (ii) latent or other defects, whether or not discoverable,
(iii) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to any Leased Property or any part thereof, (iv) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by any Lessee pursuant to the Lease which are in effect at any time with respect to any Leased Property or any part thereof,
(v) any Claim for patent, trademark or copyright infringement, (vi) Claims arising from any public improvements with respect to any Leased Property resulting in any charge or special assessments being levied against any Leased Property or any Claim for utility "tap-in" fees, and (vii) Claims for personal injury or real or personal property damage occurring, or allegedly occurring, on any Land, Building or Leased Property;

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

           (d) the breach (other than a breach wrongfully alleged by such Indemnitee) by the Company or any Lessee of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document;

           (e) the retaining or employment of any broker, finder or financial advisor by the Company or any Lessee to act on its behalf in connection with this Master Agreement, or the incurring of any fees or commissions to which the Lessor, the Syndication Agent or any Lender might be subjected by virtue of their entering into the transactions contemplated by this Master Agreement (other than fees or commissions due to any broker, finder or financial advisor retained by the Lessor, the Syndication Agent or any Lender);

           (f) the existence of any Lien on or with respect to any Leased Property, the Construction, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of any Leased Property or by reason of labor or materials furnished or claimed to have been furnished to the Construction Agent, any Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by any Lessee or Alterations constructed by any Lessee;

           (g) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in
Section 4975(c) of the Code; or

           (h) any act or omission by the Company or any Lessee under any Purchase Agreement or any other Operative Document, or any breach by the Company or any Lessee of any requirement, condition, restriction or limitation in any Deed, Purchase Agreement or Ground Lease;

provided, however, no Lessee shall be required to indemnify any Indemnitee under this Section 7.1 for any Claim to the extent that such Claim results from the willful misconduct, gross negligence, breach of contract or misrepresentation of such Indemnitee; and, provided, further, that with respect to each Construction Land Interest, each Lessee's indemnity obligations with respect to such Leased Property shall be governed by
Section 3.3 of the Construction Agency Agreement during the Construction Term therefor. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under, this Master Agreement, the Lease or any other Operative Document.

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     SECTION 7.2  Environmental Indemnity.

     In addition to and without limitation of Section 7.1 or Section 3.3 of the Construction Agency Agreement, each of the Company and each Lessee, jointly and severally, agrees to indemnify, hold harmless and defend each Indemnitee, on an After-Tax Basis, from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of any Leased Property), damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings and investigations) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses actually incurred in connection therewith (including, but not limited to, reasonable attorneys' and/or paralegals' fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of

             (i)	 the presence on or under any Land of any Hazardous
Materials, or any releases or discharges of any Hazardous
Materials on, under, from or onto any Land,

             (ii) 	any activity, including, without limitation,
construction, carried on or undertaken on or off any Land, and whether by a Lessee or any predecessor in title or any employees, agents, contractors or subcontractors of a Lessee or any predecessor in title, or any other Person, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under any Land,

             (iii) 	loss of or damage to any property or the environment
(including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case to the extent related to any Leased Property,

             (iv) 	any claim concerning any Leased Property's lack of
compliance with Environmental Laws, or any act or omission causing an environmental condition on or with respect to any Leased
Property that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records, or

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           (v)  any residual contamination on or under any Land, or
affecting any natural resources on any Land, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials on or from any Leased
Property; in each case irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances;

in any case with respect to the matters described in the foregoing clauses (i) through (v) that arise or occur

           (w)	prior to or during the Lease Term,

           (x)	at any time during which a Lessee or any Affiliate
thereof owns any interest in or otherwise occupies or possesses any Leased Property or any portion thereof, or

           (y)	during any period after and during the continuance
of any Event of Default;

provided, however, no Lessee shall be required to indemnify any Indemnitee under this Section 7.2 for any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under, this Master Agreement, the Lease or any other Operative Document.

     SECTION 7.3  Proceedings in Respect of Claims.

     With respect to any amount that a Lessee is requested by an Indemnitee to pay by reason of Section 7.1 or 7.2, such Indemnitee shall, if so requested by such Lessee and prior to any payment, submit such additional information to such Lessee as such Lessee may reasonably request and which is in the possession of, or under the control of, such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee promptly shall notify the Company of the commencement thereof (provided that the failure of such Indemnitee to promptly notify the Company shall not affect the Company's or any Lessee's obligation to indemnify hereunder except to the extent that a Lessee's rights to contest or defenses otherwise available to such Lessee are materially prejudiced by such failure), and such Lessee shall be entitled, at its expense, to participate in, and, to the extent that such Lessee desires

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to, assume and control the defense thereof with counsel reasonably satisfactory to such Indemnitee; provided, however, that such Indemnitee may pursue a motion to dismiss such Indemnitee from such action, suit or proceeding with counsel of such Indemnitee's choice at the Lessees' expense; and provided further that a Lessee may assume and control the defense of such proceeding only if the Company shall have acknowledged in writing its and each Lessee's obligations to fully indemnify such Indemnitee in respect of such action, suit or proceeding, the Lessees shall pay all reasonable costs and expenses related to such action, suit or proceeding as and when incurred and the related Lessee shall keep such Indemnitee fully apprised of the status of such action suit or proceeding and shall provide such Indemnitee with all information with respect to such action suit or proceeding as such Indemnitee shall reasonably request; and, provided further, that no Lessee shall be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any possibility of imposition of criminal liability or any material risk of civil liability on such Indemnitee in excess of $1,000,000 or (y) such action, suit or proceeding will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the related Lessee or the Company shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (z) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessees which the related Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by a Lessee in accordance with the foregoing.

     If a Lessee fails to fulfill the conditions to such Lessee's assuming the defense of any claim after receiving notice thereof on or prior to the date that is fifteen (15) days prior to the date that an answer, response or other action on the part of the Indemnitee is required, the Indemnitee may undertake such defense, at the Lessees' expense. No Lessee shall enter into any settlement or other compromise with respect to any Claim in excess of $1,000,000 which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the related Indemnitee, which consent shall not be unreasonably withheld. Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the Company, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 7.1 or 7.2 with respect to such Claim.

     Upon payment in full of any Claim by the Lessees pursuant to Section 7.1 or 7.2 to or on behalf of an Indemnitee, the Lessees, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies

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maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with the Lessees and give such further assurances as are reasonably necessary or advisable to enable the Lessees vigorously to pursue such claims.

     Any amount payable to an Indemnitee pursuant to Section 7.1 or 7.2 shall be paid to such Indemnitee promptly upon, but in no event later than thirty
(30) days after, receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

     If for any reason the indemnification provided for in Section 7.1 or 7.2 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless, then each of the Company and each Lessee agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and by the Company and the Lessees on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations. It is expressly understood and agreed that the right to contribution provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

     SECTION 7.4   General Tax Indemnity.

           (a) Tax Indemnity.


           Except as otherwise provided in this Section 7.4, each of the Company and each Lessee, jointly and severally, shall pay on an After-Tax Basis, and on written demand shall indemnify and hold each Tax Indemnitee harmless from and against, any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein as "Taxes" and individually as a "Tax" (for the purposes of this Section 7.4, the definition of "Taxes" includes amounts imposed on, incurred by, or asserted against each Tax Indemnitee as the result of any prohibited transaction, within the meaning of Section 406 or 407 of ERISA or Section 4975(c) of the Code, arising out of the transactions contemplated hereby or by any other Operative Document)) imposed on or with respect to any Tax Indemnitee, any Lessee, the Company, any Leased Property or any portion thereof or any Land, or any sublessee or user thereof, by the United States or by any state or local government or other taxing authority in

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the United States in connection with or in any way relating to (i) the acquisition, financing, mortgaging, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, redelivery, use, operation, condition, sale, return or other application or disposition of all or any part of any Leased Property or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon, (ii) Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to any Leased Property or any part thereof, or any interest therein or any applications or dispositions thereof, (iii) any other amount paid or payable pursuant to the Notes or any other Operative Documents, (iv) any Leased Property, any Land or any part thereof or any interest therein (including, without limitation, all assessments payable in respect thereof, including, without limitation, all assessments noted on the related Title Policy), (v) all or any of the Operative Documents, any other documents contemplated thereby, any amendments and supplements thereto, and
(vi) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents.

           (b) Exclusions from General Tax Indemnity.

     Section 7.4(a) shall not apply to:

              (i)	 Taxes on, based on, or measured by or with respect
to net income of the Lessor, the Syndication Agent and the Lenders (including, without limitation, minimum Taxes, capital gains
Taxes, Taxes on or measured by items of tax preference or alternative minimum Taxes) other than (A) any such Taxes that are, or are in the nature of, sales, use, license, rental or property
Taxes, and (B) withholding Taxes imposed by the United States or any state in which Leased Property is located (i) on payments with respect to the Notes, to the extent imposed by reason of a change in Applicable Law occurring after the Initial Closing Date or
(ii) on Rent, to the extent the net payment of Rent after deduction of such withholding Taxes would be less than amounts currently payable with respect to the Funded Amounts;


              (ii) 	Taxes on doing business and business privilege,
franchise, capital, capital stock, net worth, gross receipts or similar Taxes, other than (A) any increase in such Taxes imposed on such Tax Indemnitee by any state in which Leased Property is located, net of any decrease in such taxes realized by such Tax
Indemnitee, to the extent that such tax increase would not have occurred if on each Funding Date the Lessor and the Lenders had advanced funds to a Lessee or the Construction Agent in the form of loans secured by the Leased Property in an amount equal to the Funded Amounts funded on such Funding Date, with debt service for such loans equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loans in a total amount equal to the Funded Amounts at the end of the Lease Term, or (B) any Taxes that are or are in the nature of sales, use,

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rental, license or property Taxes relating to any Leased Property;

             (iii)	Taxes that are based on, or measured by, the fees or
other compensation received by a Person acting as Syndication
Agent (in its individual capacities) or any Affiliate of any thereof for acting as trustee under the Loan Agreement;

             (iv) 	Taxes that result from any act, event or omission,
or are attributable to any period of time, that occurs after the earlier of (A) the expiration of the Lease Term with respect to any Leased Property and, if such Leased Property is required to be returned to the Lessor in accordance with the Lease, such return and (B) the discharge in full of the Lessees' obligations to pay the Lease Balance, or any amount determined by reference thereto, with respect to any Leased Property and all other amounts due under the Lease, unless such Taxes relate to acts, events or matters occurring prior to the earlier of such times or are imposed on or with respect to any payments due under the Operative Documents after such expiration or discharge;

             (v) 	Taxes imposed on a Tax Indemnitee that result from
any voluntary sale, assignment, transfer or other disposition or bankruptcy by such Tax Indemnitee or any related Tax Indemnitee of any interest in any Leased Property or any part thereof, or any interest therein or any interest or obligation arising under the Operative Documents, or from any sale, assignment, transfer or other disposition of any interest in such Tax Indemnitee or any related Tax Indemnitee, it being understood that each of the following shall not be considered a voluntary sale: (A) any substitution, replacement or removal of any of the Leased Property by any Lessee, (B) any sale or transfer resulting from the exercise by any Lessee of any termination option, any purchase option or sale option, (C) any sale or transfer while an Event of Default shall have occurred and be continuing under the Lease, and
(D) any sale or transfer resulting from the Lessor's exercise of remedies under the Lease;

             (vi) 	any Tax which is being contested in accordance with
the provisions of Section 7.4(c), during the pendency of such contest;

             (vii)	any Tax that is imposed on a Tax Indemnitee as a
result of such Tax Indemnitee's gross negligence or willful misconduct (other than gross negligence or willful misconduct imputed to such Tax Indemnitee solely by reason of its interest in any Leased Property);

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             (viii)	to the extent any interest, penalties or
additions to tax result in whole or in part from the failure of a Tax Indemnitee to file a return or pay a Tax that it is required to file or pay in a proper and timely manner, unless such failure
(A) results from the transactions contemplated by the Operative Documents in circumstances where Lessee did not give timely notice to such Tax Indemnitee of such filing or payment requirement that would have permitted a proper and timely filing of such return or payment of such Tax, as the case may be, or (B) results from the failure of Lessee to supply information necessary for the proper and timely filing of such return or payment of such Tax, as the case may be, that was not in the possession of such Tax Indemnitee; and

             (ix)	as to Lessor, any Tax that results from the breach
by the Lessor of its representation and warranty made in
Section 4.3(g) or as to any Lender the breach of such Lender of its representation and warranty made in Section 4.4(b).

           (c) Contests.


           If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Lessees may have an indemnity obligation pursuant to Section 7.4, or if any Tax Indemnitee shall determine that any Taxes as to which the Lessees may have an indemnity obligation pursuant to Section 7.4 may be payable, such Tax Indemnitee shall promptly notify the Company. The Company shall be entitled, at its expense, to participate in, and, to the extent that the Company desires to, assume and control the defense thereof; provided, however, that the Company shall have acknowledged in writing its and each Lessee's obligation to fully indemnify such Tax Indemnitee in respect of such action, suit or proceeding if the contest is unsuccessful; and, provided further, that the Company shall not be entitled to assume and control the defense of any such action, suit or proceeding (but the Tax Indemnitee shall then contest, at the sole cost and expense of the Company and the Lessees, on behalf of the Company with representatives reasonably satisfactory to the Company or a Lessee) if and to the extent that, (A) in the reasonable opinion of such Tax Indemnitee, such action, suit or proceeding (x) involves any meaningful risk of imposition of criminal liability or any material risk of material civil liability on such Tax Indemnitee or (y) will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the Company or a Lessee shall have posted a bond or other security satisfactory to the relevant Tax Indemnitees in respect to such risk, (B) such proceeding involves Claims not fully indemnified by the Lessees which the Company and the Tax Indemnitee have been unable to sever from the indemnified claim(s), (C) an Event of Default has occurred and is continuing, (D) such action, suit or proceeding involves matters which extend beyond or are unrelated to the Transaction and if determined adversely could be materially detrimental to the interests of such Tax Indemnitee notwithstanding indemnification by the Lessees or (E) such action, suit or proceeding involves the federal or any state income tax

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liability of the Tax Indemnitee.  With respect to any contests controlled by a
Tax Indemnitee, (i) if such contest relates to the federal or any state income tax liability of such Tax Indemnitee, such Tax Indemnitee shall be required to conduct such contest only if the Company shall have provided to such Tax Indemnitee an opinion of independent tax counsel selected by the Tax
Indemnitee and reasonably satisfactory to the Company stating that a reasonable basis exists to contest such claim or (ii) in the case of an appeal of an adverse determination of any contest relating to any Taxes, an opinion of such counsel to the effect that such appeal is more likely than not to be successful, provided, however, such Tax Indemnitee shall in no event be required to appeal an adverse determination to the United States Supreme
Court. The Tax Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Company in accordance with the foregoing.

     Each Tax Indemnitee shall, at the Company's and the Lessees' expense, supply the Company with such information and documents in such Tax Indemnitee's possession as are reasonably requested by the Company and are necessary or advisable for the Company to participate in any action, suit or proceeding to the extent permitted by this Section 7.4. Unless an Event of Default shall have occurred and be continuing, no Tax Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this Section 7.4 without the prior written consent of the Company, which consent shall not be unreasonably withheld, unless such Tax Indemnitee waives its right to be indemnified under this
Section 7.4 with respect to such Claim.

     Notwithstanding anything contained herein to the contrary, (a) a Tax Indemnitee will not be required to contest (and the Company shall not be permitted to contest except on its own behalf if it is subject thereto) a claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section 7.4 with respect to such claim (and any related claim with respect to other taxable years the contest of which is precluded as a result of such waiver) and (b) no Tax Indemnitee shall be required to contest any claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely, unless there has been a change in law which in the opinion of Tax Indemnitee's counsel creates substantial authority for the success of such contest. Each Tax Indemnitee and the Company shall consult in good faith with each other regarding the conduct of such contest controlled by either.

           (d) Reimbursement for Tax Savings.


           If (x) a Tax Indemnitee shall obtain a credit or refund of any Taxes paid by the Company or any Lessee pursuant to this Section 7.4 or (y) by reason of the incurrence or imposition of any Tax for which a Tax Indemnitee is indemnified hereunder or any payment made to or for the account of such Tax Indemnitee by the Company or any Lessee pursuant to this Section 7.4, such Tax Indemnitee at any time realizes a reduction in any Taxes for which the Lessees are not required to indemnify such Tax Indemnitee pursuant to this
Section 7.4, which reduction in Taxes was not taken into account in computing

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such payment by the Company or any Lessee to or for the account of such Tax
Indemnitee, then such Tax Indemnitee shall promptly pay to the Company
(xx) the amount of such credit or refund, together with the amount of any interest received by such Tax Indemnitee on account of such credit or refund or (yy) an amount equal to such reduction in Taxes, as the case may be; provided that no such payment shall be made so long as an Event of Default shall have occurred and be continuing (but shall be paid promptly after all Events of Default have been cured) and, provided, further, that the amount payable to the Company by any Tax Indemnitee pursuant to this Section 7.4(d) shall not at any time exceed the aggregate amount of all indemnity payments made by the Company and the Lessees under this Section 7.4 to such Tax Indemnitee with respect to the Taxes which gave rise to the credit or refund or with respect to the Tax which gave rise to the reduction in Taxes less the amount of all prior payments made to the Company by such Tax Indemnitee under this Section 7.4(d). Each Tax Indemnitee agrees to act in good faith to claim such refunds and other available Tax benefits, and take such other actions as may be reasonable to minimize any payment due from the Company or the Lessees pursuant to this Section 7.4. The disallowance or reduction of any credit, refund or other tax savings with respect to which a Tax Indemnitee has made a payment to the Company and the Lessees under this Section 7.4(d) shall be treated as a Tax for which the Company and the Lessees are obligated to indemnify such Tax Indemnitee hereunder without regard to Section 7.4(b) hereof.

           (e) Payments.

           Any Tax indemnifiable under this Section 7.4 shall be paid by the Company or a Lessee directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 7.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. Any payments made pursuant to Section 7.4 shall be made to the Tax Indemnitee entitled thereto or the Company, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Master Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Company and the Lessees are required to pay, the Company shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Company's or a Lessee's payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

           (f) Reports.


            If the Company or any Lessee knows of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 7.4, such Lessee shall, if such Lessee is

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permitted by Applicable Law, timely file such report, return or statement
(and, to the extent permitted by law, show ownership of the applicable Leased Property in such Lessee); provided, however, that if such Lessee is not permitted by Applicable Law or does not have access to the information required to file any such report, return or statement, such Lessee will promptly so notify the appropriate Tax Indemnitee, in which case Tax Indemnitee will file such report. In any case in which the Tax Indemnitee will file any such report, return or statement, the related Lessee shall, upon written request of such Tax Indemnitee, prepare such report, return or statement for filing by such Tax Indemnitee or, if such Tax Indemnitee so requests, provide such Tax Indemnitee with such information as is reasonably available to such Lessee.

           (g) Verification.

           At the Company's request, the amount of any indemnity payment by a Lessee or any payment by a Tax Indemnitee to Company pursuant to this
Section 7.4 shall be verified and certified by an independent public accounting firm selected by the Company and reasonably acceptable to the Tax Indemnitee. Unless such verification shall disclose an error in the Company's favor of 5% or more of the related indemnity payment, the costs of such verification shall be borne by the Company. In no event shall the Company or any Lessee have the right to review the Tax Indemnitee's tax returns or receive any other confidential information from the Tax Indemnitee in connection with such verification. The Tax Indemnitee agrees to cooperate with the independent public accounting firm performing the verification and to supply such firm with all information reasonably necessary to permit it to accomplish such verification, provided that the information provided to such firm by such Tax Indemnitee shall be for its confidential use. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Master Agreement and that matters of interpretation of this Master Agreement are not within the scope of the independent accounting firm's responsibilities.

     SECTION 7.5  Increased Costs, etc.

           (a) Sharing of Payments, Etc.


              (i) 	The Company agrees that, in addition to (and without
limitation of) any right of set-off, banker's lien or counterclaim a Funding Party may otherwise have, each Funding Party shall be entitled, at its option, to offset balances held by it for the account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Funding Party's
Funded Amounts or any other amount payable to such Funding Party hereunder, that is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly

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notify the Company and the Syndication Agent thereof, provided that such
Funding Party's failure to give such notice shall not affect the validity thereof.

              (ii) 	If any Funding Party shall obtain from any Obligor
payment of any principal of or interest on any Funded Amount owing to it or payment of any other amount under this Master Agreement or any other Operative Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Syndication Agent as provided herein or in any other Operative Document), and, as a result of such payment, such Funding Party shall have received a greater percentage of the principal of or interest on such Funded Amounts or such other amounts then due hereunder or thereunder by such Obligor to such Funding Party than the percentage received by any other Funding Party, it shall promptly purchase from such other Funding Parties participations in (or, if and to the extent specified by such Funding Party, direct interests in) Funded Amounts or such other amounts, respectively, owing to such other Funding Parties
(or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Funding Parties shall share the benefit of such excess payment (net of any expenses that may be incurred by such Funding Party in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Funded Amounts or such other amounts, respectively, owing to each of the Funding Parties. To such end all the Funding Parties shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

              (iii) 	The Company agrees that any Funding Party so
purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Funding Party were a direct holder of Funded Amounts or other amounts (as the case may be) owing to such Funding Party in the amount of such participation.

              (iv) 	Nothing contained herein shall require any Funding
Party to exercise any such right or shall affect the right of any Funding Party to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Funding Party receives a secured claim in lieu of a set-off to which this Section 7.5(a) applies, such Funding Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Funding Parties entitled under this Section 7.5(a) to share in the benefits of any recovery on such secured claim.

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           (b) Yield Protection, Etc.

             (i)	 Additional Costs.

                  (1) The Company shall pay directly to each Funding Party from time to time such amounts as such Funding Party may determine to be necessary to compensate such Funding Party for any costs actually incurred by such Funding Party that such Funding Party determines are attributable to its making or maintaining of any LIBOR Advances or its obligation to make any LIBOR Advances under the Operative Documents, or any reduction in any amount receivable by such Funding Party under the Operative Documents in respect of any of such Advances or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:

                  (A)	shall subject any Funding Party (or its
Applicable Lending Office for any of such Advances) to any tax, duty or other charge in respect of such Funded
Amounts or changes the basis of taxation of any amounts payable to such Funding Party under the Operative
Documents in respect of any of such Funded Amounts
(excluding (A) franchise taxes imposed on it or (B) changes in the rate of tax on the overall net income of such Funding Party or of such Applicable Lending
Office, in each case, by the jurisdiction in which such Funding Party has its principal office or such Applicable
Lending Office); or

                  (B)	imposes or modifies any reserve, special
deposit or similar requirements (other than, in the case of any Funding Party for any period as to which the Company is required to pay any amount under paragraph 2) below, the reserves and "Eurocurrency liabilities" under Regulation D referred to therein) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Funding Party
(including, without limitation, any of such Advances or any deposits referred to in the definition of "LIBOR
Rate") or any commitment of such Funding Party (including, without limitation, the Commitments of such Funding Party hereunder); or

                  (C)	imposes any other condition affecting the
Operative Documents (or any of such extensions of credit or liabilities) or its Commitments.

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If any Funding Party requests compensation from the Company under this
Section 7.5(b), the Company may, by notice to such Funding Party (with a copy to the Syndication Agent), suspend the obligation of such Funding Party thereafter to make or continue LIBOR Advances, or to convert Base Rate Advances into LIBOR Advances, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 7.5(e) hereof shall be applicable), provided that such suspension shall not affect the right of such Funding Party to receive the compensation so requested.

             (2) Without limiting the effect of the other provisions of this Section 7.5(b), in the event that, by reason of any Regulatory Change, any Funding Party either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Funding Party that includes deposits by reference to which the interest rate on LIBOR Advances is determined as provided in this Master Agreement or a category of extensions of credit or other assets of such Funding Party that includes LIBOR Advances or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Funding Party so elects by notice to the Company (with a copy to the Syndication Agent), the obligation of such Funding Party to make or continue, or to convert Base Rate Advances into, LIBOR Advances hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 7.5(e) hereof shall be applicable).

             (3) Without limiting the effect of the foregoing provisions of this Section 7.5(b) (but without duplication), the Company shall pay directly to each Funding Party from time to time on request such amounts as such Funding Party may determine to be necessary to compensate such Funding Party (or, without duplication, the bank holding company of which such Funding Party is a subsidiary) for any costs actually incurred by such Funding Party that it determines are attributable to the maintenance by such Funding Party (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority
(i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of its Commitments or Advances (such compensation to

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include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Funding Party (or any Applicable Lending Office or such bank holding company) to a level below that which such Funding Party (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 7.5(b) and Section 7.5(f) hereof, "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

             (4) Each Funding Party shall notify the Company of any event occurring after the date of this Master Agreement entitling such Funding Party to compensation under paragraph 1) or 3) of this Section 7.5(b) as promptly as practicable, but in any event within 45 days, after such Funding Party obtains actual knowledge thereof; provided that (i) if any Funding Party fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Funding Party shall, with respect to compensation payable pursuant to this Section 7.5(b) in respect of any costs resulting from such event, only be entitled to payment under this Section 7.5(b) for costs incurred from and after the date 45 days prior to the date that such Funding Party does give such notice and (ii) each Funding Party will designate a different Applicable Lending Office for the Funded Amounts of such Funding Party affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Funding Party, be disadvantageous to such Funding Party, except that such Funding Party shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Funding Party will furnish to the Company a certificate setting forth the basis and amount of each request by such Funding Party for compensation under paragraph 1) or 3) of this Section 7.5(b) Determinations and allocations by any Funding Party for purposes of this
Section 7.5(b) of the effect of any Regulatory Change pursuant to paragraph 1) or 3) of this Section 7.5(b), or of the effect of capital maintained pursuant to paragraph 3) of this
Section 7.5(b), on its costs or rate of return of maintaining Funded Amounts or its obligation to make Funded Amounts, or on amounts receivable by it in respect of Funded Amounts, and of the amounts required to compensate such Funding Party under this
Section 7.5(b), shall be conclusive, absent demonstrable error, provided that such determinations and allocations are made and attributed on a reasonable basis.


             (5) Notwithstanding anything in this Section 7.5(b) to the contrary, to the extent that any Funding Party does not charge all of its customers who are similarly situated to the Company in respect of any Additional Costs or other cost or

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compensation referred to this Section 7.5(b), such Funding Party shall not charge the Company for such Additional Cost or other cost or compensation.

           (c) Limitation on Types of Advances.

           Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate for any Rent Period:

             (i) the Syndication Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Advances as provided herein; or

             (ii) if the Required Funding Parties determine, which determination shall be conclusive, and notify (or notifies, as the case may be) the Syndication Agent that the relevant rates of interest referred to in the definition of "LIBOR Rate" upon the basis of which the rate of interest for LIBOR Advances for such Rent Period is to be determined do not adequately cover the cost to such Funding Parties of making or maintaining LIBOR Advances for such Rent Period;

then the Syndication Agent shall give the Company and each Funding Party prompt notice thereof and, so long as such condition remains in effect, the Funding Parties shall be under no obligation to make additional LIBOR Advances, to continue LIBOR Advances or to convert Base Rate Advances into LIBOR Advances, and the Company shall, on the last day(s) of the then current Rent Period(s) for the outstanding LIBOR Advances, either prepay such Advances or convert such Advances into Base Rate Advances in accordance with
Section 2.3(d) hereof.

           (d) Illegality.

           Notwithstanding any other provision of this Master Agreement, in the event that it becomes unlawful for any Funding Party or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Advances hereunder, then such Funding Party shall promptly notify the Company thereof (with a copy to the Syndication Agent) and such Funding Party's obligation to make or continue, or to convert Base Rate Advances into, LIBOR Advances shall be suspended until such time as such Funding Party may again make and maintain LIBOR Advances (in which case the provisions of Section 7.5(e) hereof shall be applicable).

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           (e) Treatment of LIBOR Advances.

           If the obligation of any Funding Party to make LIBOR Advances or to continue, or to convert Base Rate Advances into, LIBOR Advances shall be suspended pursuant to Section 7.5(b) or 7.5(d) hereof, such Funding Party's LIBOR Advances shall be automatically converted into Base Rate Advances on the last day(s) of the then current Rent Period(s) for LIBOR Advances (or, in the case of a conversion required by Section 7.5(b) or 7.5(d) hereof, on such earlier date as such Funding Party may specify to the Company with a copy to the Syndication Agent) and, unless and until such Funding Party gives notice as provided below that the circumstances specified in Section 7.5(b) or 7.5(d) hereof that gave rise to such conversion no longer exist:

             (i) to the extent that such Funding Party's LIBOR
Advances have been so converted, all payments and prepayments of principal that would otherwise be applied to such Funding Party's LIBOR Advances shall be applied instead to its Base Rate Advances; and

             (ii) all Advances that would otherwise be made or continued by such Funding Party as LIBOR Advances shall be made or continued instead as Base Rate Advances, and all Advances of such Funding Party that would otherwise be converted into LIBOR Advances shall be converted instead into (or shall remain as) Base Rate Advances.

     If such Funding Party gives notice to the Company with a copy to the Syndication Agent that the circumstances specified in Section 7.5(b) or 7.5(d) hereof that gave rise to the conversion of such Funding Party's LIBOR Advances pursuant to this Section 7.5(e) no longer exist (which such Funding Party agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Advances made by other Funding Parties are outstanding, such Funding Party's Base Rate Advances shall be automatically converted, on the first day(s) of the next succeeding Rent Period(s) for such outstanding LIBOR Advances, to the extent necessary so that, after giving effect thereto, all Advances held by the Funding Parties holding LIBOR Advances and by such Funding Party are held pro rata (as to principal amounts, types and Rent Periods) in accordance with their respective Commitments.

           (f) Compensation.

           The Company shall pay to the Syndication Agent for account of each Funding Party, upon the request of such Funding Party through the Syndication Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Funding Party) to compensate it for any loss, cost or expense actually incurred that such Funding Party determines is attributable to:

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             (i) any payment, mandatory or optional prepayment or
Conversion of a LIBOR Advance made by such Funding Party for any reason on a date other than the last day of the Rent Period for such Advance; or

             (ii) any failure by the Company for any reason
(including, without limitation, the failure of any of the conditions precedent specified in Section 3 hereof to be satisfied) to draw a LIBOR Advance from such Funding Party on the date for such borrowing specified in the relevant Funding Notice.

     Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, converted or not funded (other than the portion thereof consisting of the Applicable Margin) for the period from the date of such payment, prepayment, conversion or failure to fund to the last day of the then current Rent Period for such Advance (or, in the case of a failure to fund, the Rent Period for such Advance that would have commenced on the date specified for such Funding) at the applicable rate of interest for such Advance provided for herein or in the Loan Agreement over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Funding Party would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Funding Party). Notwithstanding anything to the contrary set forth herein or in any of the other Operative Documents, neither any Lessee, any Guarantor or the Company shall have any obligation to pay or reimburse any other Person for breakage costs payable under this Master Agreement or any other Operative Document which arise solely by reason of acceleration of the maturity of Lessor's obligations under the Loan Agreement at a time when no Event of Default exists.

           (g) Substitution of Funding Parties.

           In the event that the Company becomes obligated to pay additional amounts to any Funding Party pursuant to Section 7.5(b) hereof, then (unless such Funding Party has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts), then the Company may, so long as no Default shall be continuing, within 60 days after the demand by such Funding Party for such additional amounts, designate another bank which is acceptable to the Syndication Agent and the Required Funding Parties (such other bank being herein called a "Replacement Funding Party") to purchase all of the Funded Amounts of such Funding Party and all of such Funding Party's rights and obligations hereunder (without recourse to or warranty by, or expense to, such Funding Party) for a purchase price equal to the outstanding principal amount of such Funding Party's Funded Amount plus any accrued but unpaid interest thereon and any accrued but unpaid fees in respect of such Funding Party's Commitments and any other amounts then payable to such Funding Party under the

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Operative Documents, and to assume all of the obligations of such Funding
Party hereunder (except for such rights as survive the repayment of the Advances) and, upon such purchase such Funding Party shall no longer be a party hereto or have any rights hereunder (except for those that survive repayment of the Advances) and shall be released from all of its obligations under the Operative Documents, and the Replacement Funding Party shall succeed to the rights and obligations of such Funding Party under the Operative Documents.

     SECTION 7.6  End of Term Indemnity.

     In the event that at the end of the Lease Term for the Leased
Properties:  (i) the related Lessee elects the option set forth in Section
14.6 of the Lease, and (ii) after the Lessor receives the sales proceeds from the Leased Properties under Section 14.6 or 14.7 of the Lease, together with Lessees' payment of the Recourse Deficiency Amount, the Lessor shall not have received the entire Lease Balance, then, within 90 days after the end of the Lease Term, the Lessor or the Syndication Agent may obtain, at the Lessees' sole cost and expense, a report from the Appraiser (or, if the Appraiser is not available, another appraiser reasonably satisfactory to the Lessor or the Syndication Agent, as the case may be, and approved by the Company, such approval not to be unreasonably withheld) in form and substance reasonably satisfactory to the Lessor and Syndication Agent (the "Report") to establish the reason for any decline in value of the Leased Properties from the Lease Balance. The Lessees, jointly and severally, shall promptly reimburse the Lessor for the amount equal to such decline in value to the extent that the Report indicates that such decline was due to

           (w)	during the time while any property was a Leased Property,
extraordinary use, failure to maintain, to repair, to restore, to rebuild or to replace, failure to comply with all Applicable Laws, failure to use good workmanship, method of installation or removal or maintenance, repair, rebuilding or replacement, or any other cause or condition within the power of a Lessee to control or effect resulting in the Building failing to be of the type and quality contemplated by the Appraisal (excepting in each case ordinary wear and tear), or

           (x)	any Alteration made to, or any rebuilding of, any Leased
Property or any part thereof by any Lessee, or

           (y)	any restoration or rebuilding carried out by any Lessee or
any condemnation of any portion of any Leased Property pursuant to Article X of the Lease, or

           (z)	any use of any Leased Property or any part thereof by any
Lessee other than as permitted by the Lease, or any act or omission constituting a breach of any requirement, condition, restriction or limitation set forth in the related Deed or the related Purchase Agreement.

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     SECTION 7.7  Guarantee.

           (a) The Guarantee.

           The Subsidiary Guarantors hereby jointly and severally guarantee to each Funding Party and the Syndication Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and all other amounts from time to time owing to the Funding Parties hereunder or under the other Operative Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantors hereby further jointly and severally agree that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

           (b) Obligations Unconditional.

           The obligations of the Subsidiary Guarantors under Section 7.7(a) hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Master Agreement, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 7.7(b) that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute and unconditional as described above:

             (i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

             (ii) any of the acts mentioned in any of the provisions of this Master Agreement or any other agreement or instrument referred to herein shall be done or omitted;

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             (iii) the maturity of any of the Guaranteed Obligations
shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Master Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

             (iv) any lien or security interest granted to, or in favor of, the Syndication Agent, the Lessor or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

     The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Syndication Agent, the Lessor or any Lender exhaust any right, power or remedy or proceed against the Company under any Operative Document or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

           (c) Reinstatement.

           The obligations of the Subsidiary Guarantors under this
Section 7.7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Syndication Agent, the Lessor and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Syndication Agent, the Lessor or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

           (d) Subrogation.

           The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Funding Parties under this Master Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 7.7(a) hereof, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

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           (e) Remedies.

           The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Funding Parties, the obligations of the Lessees under the Lease may be declared to be forthwith due and payable as provided in Article XIII of the Lease (and shall be deemed to have become automatically due and payable in the circumstances provided in Article XIII of the Lease) for purposes of Section 7.7(a) hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company or any Lessee and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of said
Section 7.7(a).

           (f) Continuing Guarantee.

           The guarantee in this Section 7.7 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

           (g) Rights of Contribution.

           The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the Properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 7.7(g) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this
Section 7.7 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.


     For purposes of this Section 7.7(g), (i) "Excess Funding
Guarantor" shall mean, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" shall mean, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all Properties of such Subsidiary Guarantor (excluding any shares of

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stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all Properties of the Company and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Company and the Subsidiary Guarantors hereunder) of the Company and all of the Subsidiary Guarantors, all as of the Initial Closing Date. If any Subsidiary becomes a Subsidiary Guarantor hereunder subsequent to the Initial Closing Date, then for purposes of this Section 7.7(g) such subsequent Subsidiary Guarantor shall be deemed to have been a Subsidiary Guarantor as of the Initial Closing Date and the aggregate present fair saleable value of the Properties, and the amount of the debts and liabilities, of such Subsidiary Guarantor as of the Initial Closing Date shall be deemed to be equal to such value and amount on the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

           (h) General Limitation on Guarantee Obligations.

           In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 7.7(a) hereof would otherwise, taking into account the provisions of Section 7.7(g) hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said
Section 7.7(a), then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Syndication Agent, the Lessor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

           (i) Instrument of the Payment of Money.

           Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 7.7 constitutes an instrument for the payment of money, and consents and agrees that any Lender, the Lessor or the Syndication Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right, to the fullest extent permitted by law, to bring motion action under New York CPLR
Section 3213.

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                          	ARTICLE VIII.
                           MISCELLANEOUS

     SECTION 8.1  Survival of Agreements.

     The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery of this Master Agreement and any of the Operative Documents, the transfer of any Land to the Lessor as provided herein (and shall not be merged into any Deed), any disposition of any interest of the Lessor in any Leased Property, the purchase and sale of the Notes, payment therefor and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

     SECTION 8.2  Notices.

     Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be addressed to such parties at the addresses therefor as set forth in
Schedule 8.2, or such other address as any such party shall specify to the other parties hereto, and shall be deemed to have been given (i) the Business Day after being sent, if sent by overnight courier service; (ii) the Business Day received, if sent by messenger; (iii) the day sent, if sent by facsimile and confirmed electronically or otherwise during business hours of a Business Day (or on the next Business Day if otherwise sent by facsimile and confirmed electronically or otherwise); or (iv) three Business Days after being sent, if sent by registered or certified mail, postage prepaid.

     SECTION 8.3  Counterparts.

     This Master Agreement may be executed by the parties hereto in separate counterparts (including by facsimile), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     SECTION 8.4  Amendments.

     No Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified with respect to the Company, any Lessee or any Funding Party, except (a) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Lessees, with the written agreement or consent of the Company, and (b) in the case of a termination, amendment, supplement, waiver or modification to be binding on

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the Funding Parties, with the written agreement or consent of the Syndication
Agent and the Required Funding Parties; provided, however, that

           (x)	notwithstanding the foregoing provisions of this
Section 8.4 or clause (y) below, the consent of each Funding Party affected thereby shall be required for any amendment, modification or waiver directly:

             (i) modifying any of the provisions of this Section 8.4, changing the definition of "Required Funding Parties" or "Required Lenders", or increasing or extending the term for the Commitment of such Funding Party;

             (ii) amending, modifying, waiving or supplementing any of the provisions of Section 3 of the Loan Agreement or the representations of such Funding Party in Section 4.2 or 4.3 or the covenants of such Funding Party in Section 6 of this Master Agreement;

             (iii) reducing the rate of interest or yield on the Funded Amounts or any amount payable to such Funding Party under the Operative Documents or extending the time for payment of any such amount, including, without limitation, any Rent, any Funded Amount, any fees, any indemnity, any Leased Property Balance, the Lease Balance, any Funding Party Balance, the Recourse Deficiency Amount, interest or Yield; or

             (iv) consenting to any assignment of the Lease or the extension of the Lease Term, releasing any of the collateral assigned to the Syndication Agent and the Lenders pursuant to any Mortgage and any Assignment of Lease and Rents (but excluding a release of any rights that the Lenders may have in any Leased Property, or the proceeds thereof as contemplated in the definition of "Release Date"), releasing any Lessee from its obligations in respect of the payments of Rent and the Lease Balance, releasing the Company from its obligations under the Operative Documents or changing the absolute and unconditional character of any such obligation; and

           (y)	no such termination, amendment, supplement, waiver or
modification shall, without the written agreement or consent of the Lessor, the Syndication Agent and the Required Lenders, be made to the Lease, the Construction Agency Agreement or any Security Agreement and Assignment; and


           (z)	subject to the foregoing clauses (x) and (y), so long as
no Event of Default has occurred and is continuing, the Lessor, the Syndication Agent and the Lenders may not amend, supplement, waive or modify any terms of the Loan Agreement, the Notes, the Mortgages and the Assignments

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

of Lease and Rents without the consent of the Company (such consent not to be unreasonably withheld or delayed); provided that in no event may any Operative Document be amended so as to increase the obligations of the Company or any Lessee, or deprive the Company or any Lessee of any rights thereunder, without the written consent of the Company.

     SECTION 8.5  Headings, etc.

     The Table of Contents and headings of the various Articles and Sections of this Master Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

     SECTION 8.6  Parties in Interest.

     Except as expressly provided herein, none of the provisions of this Master Agreement is intended for the benefit of any Person except the parties hereto and their respective successors and permitted assigns.

     SECTION 8.7  GOVERNING LAW.

     THIS MASTER AGREEMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS
BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

     SECTION 8.8  Expenses.

     Whether or not the transactions herein contemplated are consummated, each of the Company and the Lessees, jointly and severally, agrees to pay, as Supplemental Rent, all actual, reasonable and documented out-of-pocket costs and expenses of the Lessor, the Syndication Agent and the Lenders in connection with the preparation, execution and delivery of the Operative Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of each outside counsel representing the Lessor or the Syndication Agent, but not including any fees and disbursements for any other outside counsel representing any Lender) and of the Lessor, the Syndication Agent and the Lenders in connection with endeavoring to enforce the Operative Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Lessor, the Syndication Agent and the Lenders), unless such enforcement action is finally denied by a court on the

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

merits. All references in the Operative Documents to "attorneys' fees" or "reasonable attorneys fees" shall mean reasonable attorneys' fees actually incurred, without regard to any statutory definition thereof.

     SECTION 8.9  Severability.

     Any provision of this Master Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 8.10  Liabilities of the Funding Parties.

     No Funding Party shall have any obligation to any other Funding Party or to Lessee with respect to the transactions contemplated by the Operative Documents except those obligations of such Funding Party expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Funding Party shall be liable for performance by any other party hereto of such other party's obligations under the Operative Documents except as otherwise so set forth. No Lender shall have any obligation or duty to the Company or any Lessee, any other Funding Parties or any other Person with respect to the transactions contemplated hereby except to the extent of the obligations and duties expressly set forth in this Master Agreement or the Loan Agreement.

     SECTION 8.11  Submission to Jurisdiction; Waivers.

     Each party hereto hereby irrevocably and unconditionally:

             (i) submits for itself and its property in any legal action or proceeding relating to this Master Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the United States District Court for the District of New Jersey and of the Superior Court of the State of New Jersey;

             (ii) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

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

             (iii) agrees that, to the fullest extent enforceable under applicable law, service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Schedule 8.2 or at such other address of which the other parties hereto shall have been notified pursuant to
Section 8.2; and

             (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     SECTION 8.12  Liabilities of the Syndication Agent.

     The Syndication Agent shall have no duty, liability or obligation to any party to this Master Agreement with respect to the transactions contemplated hereby except those duties, liabilities or obligations expressly set forth in this Master Agreement or the Loan Agreement, and any such duty, liability or obligations of the Syndication Agent shall be as expressly limited by this Master Agreement or the Loan Agreement, as the case may be. All parties to this Master Agreement acknowledge that the Syndication Agent is not, and will not be, performing any due diligence with respect to documents and information received pursuant to this Master Agreement or any other Operative Agreement including, without limitation, any Environmental Audit, Title Policy or survey. The acceptance by the Syndication Agent of any such document or information shall not constitute a waiver by any Funding Party of any representation or warranty of the Company or any Lessee even if such document or information indicates that any such representation or warranty is untrue.

     SECTION 8.13 Intercreditor Agreement. Each Obligor and each Funding Party now or hereafter party hereto acknowledges receipt of a copy of, and consents to and agrees to be bound by, the provisions of the Intercreditor Agreement.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        CORRECTIONAL SERVICES CORPORATION, as
                                        Guarantor and a Lessee


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        CSC MANAGEMENT DE PUERTO RICO, INC.,
                                        as a Lessee


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        SUBSIDIARY GUARANTORS:

                                        YOUTH SERVICES INTERNATIONAL, INC., a
                                        Maryland corporation


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President

                                        FF&E, INC., a New Jersey corporation


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        COMMUNITY CORRECTIONS, INC., a Texas
                                        corporation


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        YOUTH SERVICES INTERNATIONAL OF
                                        NORTHERN IOWA, INC., an Iowa corporation


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        YOUTH SERVICES INTERNATIONAL OF
                                        BALTIMORE, INC., a Maryland corporation


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President

                                        YOUTH SERVICES INTERNATIONAL OF
                                        VIRGINIA, INC., a Virginia corporation


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        YOUTH SERVICES INTERNATIONAL HOLDINGS,
                                        INC., a Delaware corporation


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        YOUTH SERVICES INTERNATIONAL REAL
                                        PROPERTY PARTNERSHIP, LLP, a Maryland
                                        limited liability partnership


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        YOUTH SERVICES INTERNATIONAL OF
                                        DELAWARE, INC., a Delaware corporation


                                        By: \s\Ira M. Cotler
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President

                                        YOUTH SERVICES INTERNATIONAL OF
                                        ILLINOIS, INC., a Maryland corporation


                                         By: \s\Ira M. Cotler
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President


                                         YOUTH SERVICES INTERNATIONAL OF
                                         MARYLAND, INC., a Maryland corporation


                                         By: \s\Ira M. Cotler
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President


                                         YOUTH SERVICES INTERNATIONAL OF
                                         MINNESOTA, INC., a Maryland
                                         corporation


                                         By: \s\Ira M. Cotler
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President


                                         YOUTH SERVICES INTERNATIONAL OF
                                         SOUTH DAKOTA, INC., a South Dakota
                                         corporation


                                         By: \s\Ira M. Cotler
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President

                                         YOUTH SERVICES INTERNATIONAL OF
                                         TEXAS, INC., a Texas corporation


                                          By: \s\Ira M. Cotler
                                          Name Printed:  Ira M. Cotler
                                          Title:  Executive Vice President


                                          YSI OF CENTRAL IOWA, INC., an Iowa
                                          corporation


                                          By: \s\Ira M. Cotler
                                          Name Printed:  Ira M. Cotler
                                          Title:  Executive Vice President


                                         YOUTH SERVICES INTERNATIONAL OF IOWA,
                                         INC., a Maryland corporation


                                         By: 	\s\Ira M. Cotler
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President


                                         YOUTH SERVICES INTERNATIONAL OF
                                         MICHIGAN, INC., a Michigan corporation


                                         By: \s\Ira M. Cotler
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President

                                         YOUTH SERVICES INTERNATIONAL OF
                                         MISSOURI, INC., a Missouri corporation


                                         By:  \s\Ira M. Cotler
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President


                                         YOUTH SERVICES INTERNATIONAL OF
                                         TENNESSEE, INC., a Tennessee
                                         corporation


                                         By:  \s\Ira M. Cotler
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President


                                        YOUTH SERVICES INTERNATIONAL
                                        SOUTHEASTERN PROGRAMS, INC., a
                                        Maryland corporation


                                        By:
                                        Name Printed:  Ira M. Cotler
                                        Title:  Executive Vice President


                                        CSC MANAGEMENT DE PUERTO RICO, INC., a
                                        Puerto Rico corporation


                                         By:
                                         Name Printed:  Ira M. Cotler
                                         Title:  Executive Vice President

                                         ATLANTIC FINANCIAL GROUP, LTD.,
                                         as Lessor

                                         By:	Atlantic Financial Managers,
Inc.,
                                         its General Partner


                                         By:  \s\Stephen Brookshire
                                         Name Printed:  Stephen Brookshire
                                         Title:  President

                                         SUMMIT BANK,
                                         as Syndication Agent and as a Lender


                                         By:  \s\Lisa Cohen
                                         Name Printed:  Lisa Cohen
                                         Title:  Vice President